Exhibit 10.8

EXECUTION COPY

DATED AUGUST 31, 2006

GROSVENOR SQUARE HOTEL S.A.R.L

(As Borrower)

BARCLAYS BANK PLC

(As Original Lender)

BARCLAYS CAPITAL MORTGAGE SERVICING LIMITED

(As Security Agent)

LOMAR HOTEL COMPANY LIMITED

(As Guarantor)

FACILITY AGREEMENT

in respect of

a revolving loan of up to £77,250,000

(with a term-out option)

relating to financing of the

Marriott Hotel, Grosvenor Square, London

CONTENTS

1	Interpretation	1
2	Facility and purpose	16
3	Conditions precedent and utilisation	16
4	Repayment	18
5	Prepayment and cancellation	19
6	Interest	22
7	Interest Periods	24
8	Market disruption	25
9	Taxes	25
10	Increased costs	28
11	Payments	29
12	Bank Accounts	31
13	Representations	37
14	Information covenants	42
15	General covenants	43
16	Property covenants	47
17	Default	53
18	Security and Security Agent	56
19	Evidence and calculations	59
20	Fees and indemnities	59
21	Expenses	60
22	Amendments and waivers	61
23	Changes to the Parties	62
24	Disclosure of information	63
25	Set-Off	64
26	Severability	64
27	Counterparts	64
28	Notices	64
29	Governing law	65
30	Limitation of liability	65
31	Enforcement	66

SCHEDULE 1 THE PROPERTY		67
SCHEDULE 2		68
CONDITIONS PRECEDENT DOCUMENTS TO BE DELIVERED BEFORE THE REQUEST		68
SCHEDULE 3 MANDATORY COSTS		73
SCHEDULE 4 FORM OF REQUEST		76
SCHEDULE 5 FORM OF TRANSFER CERTIFICATE		78
SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		81
SCHEDULE 7 ROLL-OVER NOTICE		82
SCHEDULE 8 FORM OF TERM OUT NOTICE		83
SCHEDULE 9 AMORTISATION SCHEDULE		84
SCHEDULE 10 Net Operating Income		85

THIS AGREEMENT is dated                     , 2006

BETWEEN:

(1)	GROSVENOR SQUARE HOTEL S.A.R.L (a company incorporated in Luxembourg with company number B94377) whose registered office is at Rue Eugene Ruppert, L-2453 Luxembourg (the Borrower);

(2)	BARCLAYS BANK PLC as lender (the Original Lender);

(3)	BARCLAYS CAPITAL MORTGAGE SERVICING LIMITED as security agent (in this capacity the Security Agent); and

(4)	LOMAR HOTEL COMPANY LTD (company number 2400561) whose registered office is at 88 Wood Street, London, EC2V 7AJ (the Guarantor).

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Subordination Language means:

(a)	the rights and obligations of the parties to this Agreement are subject and subordinate to the rights of Barclays Capital Mortgage Servicing Limited in its capacity as security agent and the lenders under a Facility Agreement dated [ ] 2006 between, inter alia, Grosvenor Square Hotel S.A.R.L as borrower, Barclays Bank PLC as original lender, Barclays Capital Mortgage Servicing Limited as security agent and Lomar Hotel Company Limited as guarantor (the “Barclays Loan”). The parties to the Agreement shall be entitled to perform their respective obligations and to receive the benefit of their respective rights under this Agreement at all times prior to receiving notice in writing from Barclays Capital Mortgage Servicing Limited that an Event of Default (as defined in the Barclays Loan) has occurred and is continuing; and

(b)	except for Barclays Capital Mortgage Servicing Limited in its capacity as security agent and the lenders under the Barclays Loan, any person who is not a party hereto has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement. The consent of any person who is not a party hereto is not required to rescind or vary this Agreement at any time.

Account means the General Account, the Operating Account, the Guarantor General Account and the Guarantor Operating Account all of which shall be interest bearing account.

Actual Interest Cover means as at 15 January 2007, 15 April 2007, 15 July 2007 and 15 October 2007 and thereafter on each Interest Payment Date, the ratio of Net Operating Income calculated on an annual historical rolling average basis to Interest Costs for the Relevant Period ending on the immediately preceding Quarter Date. The ratio calculated for the first three calculation dates shall be the actual figures since the first Utilisation Date multiplied by X where: X = 12 divided by the number of calendar months which have elapsed since the first Utilisation Date as at that calculation date.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agreement for Lease means an agreement to grant an Occupational Lease of all or part of the Building.

Amortisation Schedule means the schedule of Repayment Instalment set out in Schedule 9 (Amortisation Schedule).

Availability Period means the period from and including the date of this Agreement to and including the last Business Day which is not more than 364 days from and including the date of this Agreement.

BRE/ Grosvenor means BRE/Grosvenor Shareholder S.A.R.L., a company incorporated in Luxembourg whose registered office is at 20, Rue Eugene Ruppert, L-2453, Luxembourg.

Break Costs means the amount (if any) which a Lender is entitled to receive under sub-clause 20.3 (Break Costs).

Building means land and buildings located at the London Marriott Hotel, 10-13 Grosvenor Square and 84 Duke Street, London, W1K 6JP.

Business means the business of a hotel carried on at the Building by the Guarantor and operated for it by the manager under the Management Agreement and with the benefit of the IHLC Agreements.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Centre of Main Interests means, in relation to the Borrower, its “centre of main interests” for the purposes of Council Regulation (EC) No 1346/2000 of 29th May, 2000.

Commitment means:

(a)	for the Original Lender, £77,250,000; and

(b)	for any other Lender, the amount of any Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate, substantially in the form of Schedule 6 (Form of Compliance Certificate) in respect of the Relevant Period ending on the immediately preceding Quarter Date.

Counterparty means Barclays Bank Plc or such other bank or financial institution acceptable to the Security Agent which becomes a Counterparty after the date of this Agreement .

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Disclosure Letter means the disclosure letter dated 28 July 2006 from BRE/Europe 2, S.A.R.L. addressed to Pingleton.

Establishment means, in relation to a company, any place of operations where that company carries on non-transitory economic activity with human means and goods.

Event of Default means an event specified as such in Clause 17 (Default).

Facility means the credit facility made available under this Agreement.

Facility Office means the office(s) of a Finance Party through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Finance Parties and the Borrower setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the last Business Day which is not more than 364 days from and including the date of this Agreement subject to alteration under clause 4.4(a) (Term-out Option and Amortisation).

Finance Document means:

(a)	this Agreement;

(b)	a Security Document;

(c)	any Hedging Arrangement;

(d)	the Hedging Strategy Letter;

(e)	the Subordination Agreement

(f)	the Non-Disturbance Agreement;

(g)	a Transfer Certificate;

(h)	a Fee Letter; or

(i)	any other document designated as such by the Security Agent and the Borrower.

Finance Party means a Lender or the Security Agent and any other party to a Finance Document (other than an Obligor) designated in writing as a Finance Party from time to time by the Security Agent.

General Account means the account designated as such under the terms of this Agreement.

Guarantor General Account means the account designated as such under the terms of this Agreement.

Guarantor Operating Account means the account designated as such under the terms of this Agreement.

Guarantor Security Agreement means a security agreement between the Guarantor and the Security Agent in the agreed form.

Headlease means the underlease of the Building dated 23 February 1965 between Princes Investments Limited (1) and Grand Metropolitan Hotels Limited (2) as varied by a deed of variation dated 1 April 1970 between Princes Investments Limited (1) and Europa Hotel (London) Limited which is registered at the Land Registry with Title Absolute under title number LN248520.

Hedging Arrangement means any interest hedging arrangements entered into by the Borrower in connection with interest payable under this Agreement and in accordance with the Hedging Strategy Letter.

Hedging Strategy Letter means a letter from the Borrower to the Lender dated on or about the date of this agreement, pursuant to paragraph 8(a) of Schedule 2, setting out the Borrower’s strategy for hedging the interest payable under this agreement under a Hedging Arrangement.

Holding Company means in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IHLC means International Hotel Licensing Company S.A.R.L. a corporation organised and existing under the Laws of Luxembourg, acting through its branch in Zurich, Switzerland.

IHLC Agreements means each and together an Overseas Service Agreement dated 8 September 1989 and a License and Royalty Agreement dated 8 September 1989 as amended by an amendment and restatement agreement dated 5 September 2003, and as amended from time to time, the current parties to which are IHLC (1) and the Guarantor (2) including any supplements and variations of them.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facility or on a Finance Parties overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party but only to the extent attributable to a Lender having entered into any Finance Document or a Finance Party funding or performing its obligations under any Finance Document.

Initial Valuation means the Valuation supplied to the Lenders as a condition precedent under this Agreement on or before the first Utilisation Date.

Interest Costs means interest accrued on any financial debt under this Agreement plus payments accrued under any Hedging Arrangement, less interest earned on any financial asset, less payments received under any Hedging Arrangement.

Interest Payment Date means the last day of each Interest Period until the first Final Maturity Date and if the Borrower exercises the term-out option provided in clause 4.4(a) after that 15th January, 15th April, 15th July and 15th October in each year and the Final Maturity Date as adjusted in accordance with clause 4.4(a), with the first such Interest Payment Date being 15th October 2007. If, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Interest Period means in relation to a Loan, before the first Final Maturity Date the period of one (1) or three (3) months specified in the Request for the Loan or in a subsequent Roll-over Notice under Clause 4.2 (Roll-over Notice).

Lease Document means:

(a)	an Agreement for Lease;

(b)	an Occupational Lease; or

(c)	any other document designated as such by a Lender and the Borrower.

Lender means:

(a)	the Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

LIBOR means for an Interest Period of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Interest Period of that Loan or overdue amount,

the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Security Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Interest Period.

Loan means, unless otherwise stated in this Agreement, the principal amount of a borrowing under this Agreement or the principal amount outstanding of that borrowing.

Loan to Value means at any time the amount of the Senior Liabilities expressed as a percentage of the Open Market Value.

Lomar Holdco means Lomar Holding U.K. Ltd (company number 5886873) whose registered office is at 88 Wood Street, London, EC2V 7AJ.

Lomar Holdco Share Charge means the share charge over the Guarantor to be granted in favour of the Security Agent by Lomar Holdco in the agreed form.

Maintenance Reserve Account means an account opened and/or maintained in the name of the Guarantor and operated by the Manager in accordance with the Management Agreement for the purpose of holding a maintenance fund reserve, and any replacement of such account.

Majority Lenders means:

(a)	if no Loan is outstanding, a Lender or Lenders whose commitments aggregate more than two-thirds of the Facility (or if the Facility has been reduced to zero, aggregated more than two thirds of the Facility immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders, whose participation in the Loans then outstanding aggregate more than two-thirds of the Loans then outstanding.

Manager means Marriott Hotels Limited or such other person approved by the Security Agent appointed or to be appointed as a manager of the Building and the Business under the Management Agreement.

Management Agreement means the amended and restated management agreement dated 5 September 2003 between the Guarantor (1) and the Manager (2) as amended by a first amendment agreement dated on or about the date of this agreement and the transfer of employment of employees agreement dated 1 August 2006 between the Guarantor (1) and the Manager (2) and any amendment, variation, novation or replacement of either of them approved by the Security Agent in accordance with the terms of this agreement.

Mandatory Costs means the percentage rate per annum calculated by the Security Agent in accordance with Schedule 3 (Calculation of Mandatory Costs).

Margin means 1.10 per cent. per annum.

Material Adverse Effect means a change in the business or financial condition of the Borrower or the Guarantor which has a material adverse effect on the ability of the Borrower or the Guarantor to perform its obligations under any Finance Document.

Minimum Prepayment Amount means five hundred thousand pounds (£500,000).

Net Operating Income means:

(a)	any income generated by the Business; plus

(b)	any other rental income net of VAT;

less:

(a)	costs (excluding capital expenditure) paid by a Borrower in connection with any repair, maintenance or similar obligations relating to the Building for that period;

(b)	fees accrued in connection with services related to the Building, including any management, incentive, property, facility;

(c)	insurance premiums and; and

(d)	property taxes accrued from time to time.

Net Rental Income means Rental Income other than Tenant Contributions.

Non-Disturbance Agreement the non-disturbance agreement between the Security Agent (1) the Guarantor (2) IHLC (3) and Marriott Hotels Limited (4) in the agreed form .

Obligors means each and together the Borrower and the Guarantor.

Occupational Lease means any lease or licence or other right of occupation or right to receive rent to which the Operating Lease may at any time be subject.

Open Market Value means the value of the Building as determined on the basis of a valuation by the Valuer of the market value as that term is defined in the then current Statement of Asset valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors, as the Building is comprised in the Headlease and the Operating Lease and is subject to the terms of the Occupational Leases, the Management Agreement and the Non-Disturbance Agreement.

Operating Account means the account designated as such under the terms of this Agreement.

Operating Lease means the underlease of the Building dated 8 September 1989 between Marquis Hotels Limited and the Guarantor as amended by a supplemental deed dated 29 July 1991 between Marquis Hotels Limited (1), Chester Eaton Properties B.V. (2) and the Guarantor (3) and a deed of variation dated 26 October 1995 between Marquis Hotels Limited (1) and the Guarantor (2) a deed of variation dated 26 February 2003 between Chester Eaton Properties B.V. (1) and the Guarantor (2) and a deed of variation dated on or about the date of this agreement between the Borrower (1) and the Guarantor (2) in the agreed form under which the Guarantor occupies the Building which is registered at the Land Registry with Title Absolute under title number NGL645572.

Parent means Strategic Hotels & Resorts, Inc. a real estate investment trust having its principal place of business at 77 West Wacker, Suite 4600, Chicago, Illinois 60601 USA.

Party means a party to this Agreement.

Permitted Indebtedness means:

(a)	indebtedness contemplated by the Finance Documents;

(b)	indebtedness in respect of trade or other indebtedness incurred by the Guarantor only in the ordinary course of the Business and which is not more than 30 days due;

(c)	indebtedness subordinated on terms satisfactory to the Security Agent, including the Subordinated Loan;

(d)	indebtedness any other indebtedness to which the Security Agent gives its consent;

(e)	between members of the group of companies to which the Obligors and Pingleton belong or the group of companies to which the Parent belongs under loan agreements containing Acceptable Subordination Language; and/or

(f)	the guarantee provided or to be provided by the Borrower in respect of certain liabilities under the London Marriott (1983) Retirement Fund.

Permitted Letting means any sub-letting, licences and/or concession agreements (which in the cases of licences and concession agreements do not confer tenure) entered into in accordance with the provisions of the Management Agreement and which:

(a)	are entered into with third parties (excluding any Subsidiary or Holding Company of the Obligors, BRE/ Grosvenor or Pingleton) on an arms’ length basis; and

(b)	are at market rent and not containing any premium.

Permitted Payment means any payment out of the General Account or the Guarantor General Account not expressly prohibited by any provision of this Agreement.

Permitted Reorganisation means the corporate reorganisation of the group of companies to which the Obligors, BRE/ Grosvenor and Pingleton belong as described in the Steps Plan.

Pingleton means Pingleton Holding S.A.R.L a company organised and existing under the laws of Luxembourg whose registered number is B114490.

Pingleton Share Pledge means the Luxembourg law deed of pledge over the share capital of the Borrower to be granted in favour of the Security Agent by Pingleton in the agreed form.

Pingleton Share Pledge (BRE/Grosvenor) means the Luxembourg law deed of pledge over the share capital of BRE/Grosvenor granted in favour of the Security Agent by Pingleton in the agreed form.

Pingleton Security Agreement means the security agreement granted in favour of the Security Agent by Pingleton in the agreed form.

Projected Interest Cover means, as at a calculation date, projected Net Operating Income as a percentage of projected interest costs, in each case as at that calculation date. For the purposes of this definition:

(a)	calculation date means the Utilisation Date and the date of service of notice by the Borrower on the Security Asset pursuant to clause 4.2 (Term-out Option and Amortisation);

(b)	projected interest costs on any calculation date means the Lenders’ estimate of the Interest Cost payable by the Borrower to the Finance Parties under the Finance Documents (other than under Clause 4 (Repayment)) for the period of 12 months following that calculation date; and

(c)	projected Net Operating Income on any calculation date means the Borrower’s projection of the Net Operating Income as set out in Schedule 10 for the period of 12 months following that calculation date.

Property means the property described in Schedule 1 where the context so requires, including the buildings on the Property.

Pro Rata Share means for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments.

Qualifying Lender means a Lender which is:

(a)	a U.K. Lender;

(b)	a Treaty Lender; or

(c)	a building society which is entitled to receive interest under this Agreement without deduction or withholding for or on account of U.K. income tax pursuant to section 477A(7) of the Taxes Act.

Quarter Dates means 31 March, 30 June, 30 September and 31 December in each year.

Rate Fixing Date means the first day of an Interest Period or such other day as the Security Agent and the Borrower may agree.

Reference Banks means the Facility Agent, The Royal Bank of Scotland plc and Citibank International plc (which trades as Citibank in the United Kingdom) and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Relevant Period means each period of twelve months (or if shorter) the period from the first Utilisation Date ending on a Quarter Date.

Rental Income means the aggregate of all amounts paid or payable to or for the account of the Borrower or, as the case may be, the Guarantor in connection with the Operating Lease, the Management Agreement and any Occupational Leases including each of the following amounts to the extent applicable:

(a)	rent, licence fees and equivalent amounts paid or payable;

(b)	any sum received or receivable from any deposit held as security for performance of a tenant’s obligations;

(c)	a sum equal to any apportionment of rent allowed in favour of the Borrower;

(d)	any other moneys paid or payable in respect of occupation and/or usage of the Building and any fixture and fitting on the Building including any fixture or fitting on the Building for display or advertisement, on licence or otherwise;

(e)	any sum paid or payable under any policy of insurance in respect of loss of rent or interest on rent;

(f)	if such surrender or variation is permitted under this Agreement and subject to any conditions which may apply to that permission, any sum paid or payable, or the value of any consideration given, for the surrender or variation of any Lease Document;

(g)	any sum paid or payable by any guarantor of any occupational tenant under any Lease Document;

(h)	any Tenant Contributions; and

(i)	any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of, any sum referred to above less any related fees and expenses incurred (which have not been reimbursed by another person) by the Borrower in connection with such changes, compensation or settlement;

Provided that there shall be no double counting of any Rental Income under the Operating Lease, the Management Agreement and the Occupational Lease for the purposes of any calculations under this agreement.

Repayment Instalment means each instalment for repayment of the Loan under Clause 4 (Repayment) and as set out in schedule 9 (Amortisation Schedule).

Repeating Representations means the representations which are deemed to be repeated under the Finance Documents.

Report on Title means any report or certificate on title supplied to the Lenders as a condition precedent under this Agreement on or before the Utilisation Date.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Reservations means each and all of the following reservations that:

(a)	equitable remedies may be granted or refused at the discretion of the court;

(b)	there are limitations on enforcement by laws relating to insolvency generally and other laws generally affecting the rights of creditors;

(c)	there is time barring of claims under the Limitation Act 1980;

(d)	there is the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void;

(e)	any payment made in compensation for a breach of the Finance Documents may be a penalty and may not be enforceable in whole or in part;

(f)	any legal principal similar to those set out in paragraphs (a) to (e) above which apply under the laws of Luxembourg and which are set out in legal opinions referred to in paragraph 1.6 of schedule 4;

(g)	there may be defences of set-off or counterclaim (provided that nothing is this definition purports to grant the Obligors, BRE/ Grosvenor or Pingleton any such right and is without prejudice to any restriction contained in the Finance Documents) and similar principles, rights and defences under the laws of any foreign jurisdictions in which relevant obligations may have to be performed;

(h)	the principle that the English courts may not recognise any of the fixed Security expressed to be constituted by the Security Documents to be by way of fixed charge since they may hold such Security to be by way of floating charge; and

(i)	presentation of Security Documents for registration at any applicable registry and any other steps necessary to perfect a Security Interest where such steps are not required to be performed under the terms of any Finance Document until a future date;

(j)	an indemnity provision entitling one party to recover legal and other enforcement costs and expenses from another party may be restricted in terms of items or amounts as a Luxembourg court deems appropriate;

(k)	the question as to whether a provision which may be held to be invalid, illegal or unenforceable may be severed from the other provisions thereof in order to save those other provisions would be decided by the Luxembourg courts in their discretion;

(l)	a provision which permits the taking of proceedings in one or more jurisdictions shall not preclude the taking of concurrent proceedings in any other jurisdictions may not be enforceable in a Luxembourg court;

(m)	a provision allowing the service of process against a company to a service agent could be overriding by a Luxembourg statutory provision allowing the valid service of process against the said company in accordance with applicable laws at its domicile. If the designation of a service agent constituted (or where deemed to constitute) a power of attorney or mandate (mandate), whether or not irrevocable, it will terminate by force or law, and without notice, upon the occurrence of insolvency events affecting the company.

Roll-over Date means the last day of each Interest Period in respect of a Loan occurring before the first Final Maturity Date.

Roll-over Notice means the notice substantially in the form of schedule 7 (Roll-over Notice).

Screen Rate means the British Bankers Association Interest Settlement Rate for the relevant currency and Interest Period displayed on the appropriate page of the Telerate screen selected by the Security Agent. If the relevant page is replaced or the service ceases to be available, the Security Agent (after consultation with the Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

Security means the Security Interests created under the Security Documents.

Security Agreement means a security agreement between the Borrower and the Security Agent in the agreed form.

Security Document means:

(a)	the Security Agreement;

(b)	the Pingleton Security Agreement;

(c)	the Pingleton Share Pledge (BRE/Grosvenor);

(d)	the Share Pledge;

(e)	the Guarantor Security Agreement;

(f)	the Pingleton Share Pledge;

(g)	the Lomar Holdco Share Charge;

(h)	any other document evidencing or creating security over any asset of the Borrower to secure any obligation of the Borrower to a Finance Party under the Finance Documents; or

(i)	any other document designated as such by the Security Agent and the Borrower.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Senior Liabilities means all present and future sums, liabilities and obligations payable or owing by the Borrower to the Finance Parties (whether actual or contingent, jointly or severally or otherwise) under or in connection with the Finance Documents.

Share Pledge the Luxembourg law deed of pledge over the share capital of the Borrower granted in favour of the Security Agent by BRE/ Grosvenor in the agreed form.

Share Purchase Agreement means the agreement dated 28 July 2006 between BRE/Europe 2 S.A.R.L (1) and Pingleton Holding S.A.R.L (2) in respect of the entire issued share capital of BRE/Grosvenor Shareholder S.A.R.L by Pingleton Holding S.A.R.L.

Steps Plan means the outline of corporate authorisations and approvals required to effect the Permitted Reorganisation in the agreed form.

Subordinated Loan means any loan made by BRE/ Grosvenor to the Borrower or the Guarantor and any loan made by either the Guarantor and the Borrower to the other, which are subject to the terms of the Subordination Agreement.

Subordination Agreement means a subordination agreement between the BRE/ Grosvenor, the Borrower, the Guarantor, the Lenders and the Security Agent in the agreed form.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Superior Lease means the lease dated 23 February 1965 between the Trustees of the London Settled Estate of the most noble the 2nd Duke of Westminster (deceased) (1) and Princes Investments Limited (2) and registered with title number LN248516 (now assigned to Marriott Hotels Limited pursuant to a deed dated 17 November 1986) out of which the Head Lease is granted.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by the Borrower to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Borrower in respect of Tax under any Finance Document.

Taxes Act means the Income and Corporation Taxes Act 1988.

Tenant Contributions means any amount paid or payable to the Borrower by any tenant under a Lease Document or any other occupier of the Building under any interest which is inferior to the Headlease, by way of:

(a)	contribution to:

(i)	insurance premiums;

(ii)	the cost of an insurance valuation;

(iii)	a service charge in respect of the Borrower’s costs under any repairing or similar obligation or in providing services to a tenant of, or with respect to, the Building; or

(iv)	a sinking fund; or

(b)	value added tax or similar taxes.

Term-out Date means the date of receipt by the Security Agent of a valid Term-out Notice.

Term-out Notice means the notice to term-out the revolving loans substantially in the form in Schedule 8.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transaction Document means:

(a)	a Finance Document;

(b)	a Lease Document;

(c)	the Share Purchase Agreement;

(d)	the Disclosure Letter,

(e)	the Steps Plan; or

(f)	any other document designated as such by a Lender and the Borrower.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Lenders may approve or require or any other form agreed between the Lenders and the Borrower.

Treaty Lender means a Lender which is, on the date a payment of interest falls due under this Agreement:

(a)	resident (as defined in the appropriate double taxation agreement) in a country with which the U.K. has a double taxation agreement giving residents of that country full exemption from U.K. taxation on interest; and

(b)	does not carry on a business in the U.K. through a permanent establishment with which the payment is effectively connected.

U.K. Lender means a Lender which is:

(a)	within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on the Loan made by a person that was a bank for the purposes of section 349 of the Taxes Act (as currently defined in section 840A of the Taxes Act) at the time the Loan was made; or

(b)	a U.K. Non-Bank Lender.

U.K. Non-Bank Lender means:

(a)	a company resident in the U.K. for U.K. tax purposes;

(b)	a partnership, each member of which is a company resident in the U.K. for U.K. tax purposes or a company not resident in the U.K. for U.K. tax purposes but which carries on a trade in the U.K. through a permanent establishment and brings into account in computing its chargeable profits (for the purpose of section 11(2) of the Taxes Act) the whole of any share of interest payable to it under this Agreement which falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c)	a company not resident in the U.K. for U.K. tax purposes which carries on a trade in the U.K. through a permanent establishment and brings into account interest payable to it under this Agreement in computing its chargeable profits for the purpose of section 11(2) of the Taxes Act, which, in each case, is beneficially entitled to interest payable to it under this Agreement and which has provided to the Borrower and not retracted confirmation of one of the above in accordance with this Agreement.

Utilisation Date means the date on which a Loan is borrowed by the Borrower.

Valuation means at any time the then most recent Open Market Valuation by the Valuer, addressed to the Finance Parties.

Valuer means Jones Lang LaSalle or any other surveyor or valuer appointed by the Lenders (acting reasonably).

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money including, without limitation, under any derivative transaction or any other transaction which has the commercial effect of a borrowing;

(vi)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a Default being outstanding means that it has not been remedied or waived;

(x)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xi)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiii)	a Finance Document or another document is a reference to that Finance Document or other document as amended;

(xiv)	a document being in an agreed form means that the form and content of the document have been approved by the Finance Parties and the Borrower;

(xv)	a report, opinion or other document being appropriately addressed means such report, opinion or other document is addressed in the manner required by the Lenders and notified to the Borrower before the date of this Agreement;

(xvi)	a time of day is a reference to London time.

(b)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Finance Document.

(c)	Unless the contrary intention appears:

(i)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(ii)	any obligation of the Obligors, BRE/ Grosvenor or Pingleton under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Obligors, BRE/ Grosvenor or Pingleton is or may be outstanding under the Finance Documents.

(d)	The headings in this Agreement do not affect its interpretation.

(e)	Where the consent, permission or approval (“consent”) of the Obligors , BRE/ Grosvenor or Pingleton is required under the Management Agreement, the IHLC Agreements or any Occupational Leases and under the terms of those agreements the Obligors , BRE/ Grosvenor or Pingleton are not entitled to unreasonably withhold or delay their consent, and where the consent of a Finance Party is also required under the Finance Documents before the Obligors , BRE/ Grosvenor or Pingleton are able to give their consent under those agreements, then the relevant Finance Party shall not unreasonably withhold or delay its consent, provided that the Obligors , BRE/ Grosvenor or Pingleton have provided the Security Agent with all documents and information reasonably requested by the Security Agent in sufficient time to enable the relevant Finance Party to reach a considered decision.

(f)	Where an Occupational Lease permits the relevant tenant to take or omit any action without the consent of BRE/ Grosvenor, Pingleton or the relevant Obligor, the consent of any Finance Party will not be required under the Finance Documents in respect of such act or omission.

2	FACILITY AND PURPOSE

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a 364 day revolving loan facility in an aggregate amount equal to the Total Commitments. Amounts borrowed under this Agreement may only be used for refinancing the existing facilities relating to the acquisition of the Property, to provide working capital and finance for general corporate purposes.

2.2	Nature of a Lender’s rights and obligations

Unless otherwise agreed by all the Lenders, the obligations of a Lender under the Finance Documents are several and failure by a Lender to perform its obligations does not affect the obligations of any other party under the Finance Documents. The rights of a Lender under the Finance Documents are separate and independent rights and a Lender may, except as otherwise stated in the Finance Documents, separately enforce those rights. A debt arising under the Finance Documents to a Lender is a separate and independent debt.

3	CONDITIONS PRECEDENT AND UTILISATION

3.1	Documentary conditions precedent

(a)	The Lenders shall have no obligation to make a Loan unless and until the Security Agent has notified the Lenders and the Borrower that it has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to it. The Security Agent must give this notification to the Borrower and the Lenders promptly upon being so satisfied.

(b)	If the Loan specified in a Request has not been utilised within ten (10) Business Days of the date of receipt of the Request, or such longer period as the Security Agent may confirm in writing, then the Request will lapse.

3.2	Conditions subsequent

The Borrower covenants to provide within the periods specified in part 2 of Schedule 2 each of the conditions subsequent set out therein in form and substance satisfactory to the Security Agent.

3.3	Number of Loans

(a)	The Borrower may not deliver a Request if as a result of the proposed Utilisation three or more Loans would be outstanding.

(b)	The Borrower may not request a Loan to be divided if, as a result of the division, three or more Loans would be outstanding.

3.4	Giving of Requests

(a)	The Borrower may borrow a Loan during the Availability Period by giving to the Security Agent a duly completed Request. A Request is irrevocable.

(b)	Unless the Security Agent otherwise agrees, the latest time for receipt by the Security Agent of a duly completed Request is 11.00 a.m. one Business Day before the Utilisation Date.

3.5	Completion of Request

(a)	The Request will not be regarded as having been duly completed unless:

(i)	the Utilisation Date is a Business Day falling within the Availability Period;

(ii)	the amount of the Loan requested does not exceed the Total Commitments on the proposed Utilisation Date; and

(iii)	an Interest Period of one (1) or three (3) months is specified or if both are specified the amount of the Loan is allocated to each such period.

(iv)	the payment instructions are specified.

(b)	Not more than two Loans may be requested in a Request.

3.6	Further conditions precedent

The obligations of the Lenders to make a Loan (which until the Term-out Date shall not include the roll-over of an existing Loan) are subject to the further conditions precedent that on both the date of a Request, the Utilisation Date:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from the making of the Loan.

3.7	Advance of the Loan

(a)	The Security Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in the Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	Subject to the terms of this Agreement, each Lender shall make its share in the Loan available to the Borrower on each Utilisation Date.

4	REPAYMENT

4.1	Revolving Loans

Each Loan shall be repaid on the Roll-over Date relating to such Loan and then, shall subject to the terms of this agreement, be available for further utilisation.

4.2	Roll-over Notice

If the Borrower wishes at any time before exercise of the term-out option under clause 4.4 (Term-out option and amortisation) to divide, consolidate or repay a Loan it shall give the Security Agent a Roll-over Notice not less than two (2) Business Days before the next Roll-over Date and the Borrower shall prepay the amount of any prepayment specified in the Roll-over Notice and the Loans shall be allocated accordingly. If on a Roll-Over Date no Roll-over Notice has been received, and no Event of Default has occurred which is continuing, the Loans shall deemed to have been repaid and redrawn on that Roll-over Date for the same Interest Period.

4.3	Repayment

The Borrower must repay the outstanding amount of the Loan, together with all other amounts outstanding under the Finance Documents, in full to the relevant Finance Parties on the Final Maturity Date.

4.4	Term-out option and amortisation

(a)	Provided that:

(i)	no Event of Default has occurred and is continuing; and

(ii)	the implementation of the Hedging Arrangement, in accordance with the Hedging Strategy Letter, to the satisfaction of the Security Agent, acting reasonably;

the Borrower may not less than ten (10) Business Days before the first Final Maturity Date serve a Term-out Notice of the whole or part of the Loans, specifying the whole, or the amount of the Loans to be termed out and on receipt by the Security Agent of (a) the Term-out Notice, and (b) the Term-out fee specified in clause 20.1 (Arrangement fee and Term-out fee) on or before the first Final Maturity Date then the Final Maturity Date in respect of the amount of the Loans termed-out shall be 15 October 2013 and if it is not a Business Day it shall be the preceding Business Day and the remaining provisions of this clause 4.4 shall apply.

(b)	Any Loans not termed-out, under paragraphs (a) and (b) above, and outstanding on the Term-out Date shall be repaid, together with all other amounts relating to the Loans, outstanding under the Finance Documents, in full to the relevant Finance Parties on the first Final Maturity Date.

(c)	The Borrower must repay the Loan on the dates and in the amounts specified in the Amortisation Schedule after the Term-out Date the Borrower must repay the then outstanding amount of the Loan, together with all other amounts outstanding under the Finance Documents, in full to the relevant Finance Parties on the Final Maturity Date (as defined in sub-clause 4.4(a) above).

5	PREPAYMENT AND CANCELLATION

5.1	Mandatory prepayment - illegality

(a)	A Lender must notify the Borrower promptly if it becomes aware that it is unlawful in any jurisdiction for the Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in the Loan.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay the Lender’s share of the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of the Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of the Lender’s share of the Loan will be:

(i)	the next Interest Payment Date; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above, which must not be earlier than the last day of any applicable grace period allowed by law.

5.2	Mandatory prepayment - change of control

(a)	For the purposes of this Clause:

a change of control occurs if:

(i)	prior to the Proposed IPO becoming effective, any person or persons acting in concert acquires more than 50% of the ordinary share capital of the Pingleton; or

(ii)	after the Proposed IPO becoming effective, any person or persons acting in concert (other than the Parent or any of its Subsidiaries) acquires more than 50% of the ordinary share capital of Newco.

PROVIDED ALWAYS THAT a Permitted Transfer shall not constitute a change of control for the purposes of this clause 5.2;

acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal);

control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise; and

Permitted Transfer means:

(i)	any direct or indirect transfer, contribution, assignment or conveyance of the entire share capital of the Obligors or of any ultimate or intermediate holding company of the Obligors (including Pingleton) provided that the ultimate control of the Obligors remains vested in the Parent or any of its direct or indirect Subsidiaries following any such transfer, contribution, assignment or conveyance;

(ii)	any direct or indirect transfer, contribution, assignment or conveyance of the issued share capital of the Obligors or any ultimate or intermediate holding company of the Obligors (including Pingleton) or the assets of the Obligors or the assets of any ultimate or intermediate holding company of the Obligors (including Pingleton) to a partnership, joint venture or other analogous structure so long as the Parent or any of its Subsidiaries retains, directly or indirectly, (A) at least a 15% interest in such structure following any such transfer, contribution, assignment or conveyance; and (B) the Parent or any of its Subsidiaries shall continue to provide services to such structure in respect of the management and operation of its assets; or

(iii)	the transfer, contribution or conveyance of the entire share capital of the Obligors or any ultimate or intermediate holding company of the Obligors (including Pingleton) to a newly formed entity (“Newco”), or the transfer to a Subsidiary of either Obligor, in connection with the proposed admission of the securities of Newco to trading on a regulated market (the “Proposed IPO”) provided always that, in the case of this sub-paragraph (iii), and with effect from the Proposed IPO, (A) the Parent or a Subsidiary thereof, shall retain, directly or indirectly, no less than 15% of the issued securities in Newco; and (B) the Parent or any of its Subsidiaries shall continue to provide services to Newco or its Subsidiaries (the “Newco Group”) in respect of the management and operation of the assets of the Newco Group:

Provided that prior to any such transfer as contemplated in sub-paragraphs (i) to (ii) above, the Borrower delivers to the Lenders:

(a)	full details of the owners and controllers of any proposed transferee to satisfy all “know your customer” requirements of the Lenders; and

(b)	evidence demonstrating that the proposed transferee is or its owners or controllers are of good repute and standing in the UK and/or international real estate market.

(b)	The Borrower must promptly notify the Lenders if it becomes aware of any change of control.

(c)	If a change of control occurs, the Majority Lenders may, by notice to the Borrower:

(i)	cancel the Total Commitments; and

(ii)	declare the Loan, together with accrued interest and all other amounts outstanding under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

5.3	Voluntary prepayment

After the Term-out Date the Borrower may, by giving not less than 10 Business Days’ prior notice to the Lenders, prepay the Loan in whole or in part (but, if in part, in a minimum amount, and an integral multiple of, £500,000) on any Interest Payment Date.

5.4	Prepayment fees

On any prepayment other than pursuant to clause 5.1, 5.5 or 8.2 of all or any part of the Loan the Borrower shall pay to the Lenders a fee in the manner and in the amount specified in the relevant Fee Letter.

5.5	Involuntary prepayment and cancellation

(a)	If the Borrower is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Borrower may, while the requirement continues, give notice to that Lender requesting prepayment of the Loan.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay that Lender’s share of the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of the Loan will be:

(i)	the next Interest Payment Date; or

(ii)	if earlier, the date specified by the Borrower in its notification.

5.6	Automatic cancellation

(a)	The undrawn Commitments will be automatically cancelled at the close of business on the last day of the Availability Period;

(b)	On the Business Day prior to the first Utilisation Date the Total Commitments shall be automatically reduced to the lower of:

(i)	75 per cent. of the Open Market Value (as determined from the Initial Valuation); and

(ii)	an amount which will ensure that the Projected Interest Cover as at the first Utilisation Date is not less than 130 per cent. assuming the Loan is made in the full amount of the Request.

5.7	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid and, if the prepayment is made on a day which is not an Interest Payment Date, the full amount of the interest that would have been payable on the immediately succeeding Interest Payment Date had no such prepayment occurred. If requested by the Borrower in writing to the Security Agent on or before making such a prepayment pursuant to Clauses 5.1, 5.5 or 8.2 the Borrower may make such payment into the Operating Account, which shall be without withdrawal save that it shall be released to the Security Agent by way of prepayment on the next following Interest Payment Date. For the avoidance of doubt, all interest accrued thereon shall be for the Borrower’s account. No premium or penalty is payable in respect of any prepayment or cancellation under this Agreement except for Break Costs and any prepayment fee payable under this Agreement.

(c)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(d)	No amount of a Commitment cancelled under this Agreement may subsequently be reinstated.

(e)	No amount of the Loan prepaid under this Agreement after the Term-out Date may subsequently be re-borrowed.

5.8	Mitigation

If the Borrower is required to make a payment under clause 5.1 then, without in any way limiting, reducing or otherwise qualifying the Borrower’s obligations:

(a)	The Security Agent and/or the relevant Lender shall, following consultation with the Borrower and at the cost of the Borrower, endeavour to take such steps as the Security Agent and/or the relevant Lender considers reasonable and available to any of them (including transfer of their rights and obligations to an Affiliate or other facility office), to mitigate the effects of such circumstances, provided that none of the Security Agent or the relevant Lender shall be under any obligation to do so if, in the opinion of the Security Agent and/or the relevant Lender (acting reasonably), such steps may have an adverse effect on its or any of the Security Agent’s and/or the Lenders’ business operations or financial condition; and

(b)	The Borrower may (for so long as the circumstance giving rise to the payment continues and on 5 days notice) cancel the whole of the undrawn part of the Facility provided that on the next Interest Payment Date the Senior Liabilities are discharged in full.

6	INTEREST

6.1	Calculation of interest

The rate of interest on the Loan is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost.

6.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay to the Lenders accrued interest on the Loan on each Interest Payment Date.

6.3	Interest on overdue amounts

If the Borrower fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Lenders pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment at a rate determined by the Lenders to be two (2%) per cent. per annum. above the rate determined in accordance with Clause 6.1 (Calculation of Interest) with payments being made on each Interest Payment Date. Interest (if unpaid) on overdue amounts will be compounded with that overdue amount on each Interest Payment Date but will remain immediately due and payable.

6.4	Notification of rates of interest

The Lenders must promptly notify the Borrower of the determination of a rate of interest under this Agreement.

6.5	Hedging Arrangements

From the implementation of the Hedging Arrangement pursuant to Clause 4.4(a)(ii)(Term-out option and amortisation) the Borrower must maintain Hedging Arrangements in accordance with this Clause.

(a)	All Hedging Arrangements must be:

(i)	with the Counterparty or another counterparty acceptable to the Security Agent, acting reasonably;

(ii)	in form and substance satisfactory to the Security Agent, acting reasonably; and

(iii)	charged or assigned by way of security under the Security Agreement.

(b)	If, at any time, the notional principal amount of the Hedging Arrangements following a prepayment of the Loan exceeds the aggregate amount of the Loans at that time by more than 110%, the Borrower must, at the request of the Security Agent, reduce the notional principal amount of the Hedging Arrangements by an amount and in a manner satisfactory to the Security Agent so that it no longer exceeds 110% of the aggregate amount of the Loans then outstanding.

(c)	If, at any time, the Counterparty falls below the short term credit rating of at least A-1 from Standard and Poor’s Rating Services, a division of The McGraw Hill Companies Inc., at least F-1 from Fitch Ratings Limited and a long term credit rating of at least A1 from Moody’s Investor’s Services Inc., the Borrower will notify the Security Agent and procure that, within 30 days of the ratings downgrade, a person that does satisfy that rating requirement and is acceptable to be the Security Agent as a new Counterparty. Immediately upon acceptance of the new Counterparty the Borrower shall procure that the Counterparty whose rating was downgraded will novate each of the Hedging Arrangements to which it is a party to the new Counterparty.

(d)	(i) The parties to each Hedging Arrangement must comply with the terms of that Hedging Arrangement.

(ii)	Neither the Counterparty nor the Borrower may amend or waive the terms of any Hedging Arrangement without the consent of the Security Agent, not to be unreasonably withheld or delayed.

(e)	Neither the Counterparty nor the Borrower may terminate or close out any Hedging Arrangement (in whole or in part) except:

(i)	in accordance with paragraph (b) above;

(ii)	if it becomes illegal for that party to continue to comply with its obligations under that Hedging Arrangement;

(iii)	if the Loan and other amounts outstanding under the Finance Documents have been unconditionally and irrevocably paid and discharged in full;

(iv)	in the case of termination or closing out by the Counterparty, if the Security Agent serves notice under Clause 17.15 (Acceleration) or, having served notice under Clause 17.15 (Acceleration), makes a demand; or

(v)	in the case of termination or closing out by the Borrower, with the consent of the Security Agent, not to be unreasonably withheld or delayed.

(f)	The Counterparty may only suspend making payments under a Hedging Arrangement if the Borrower is in breach of its payment obligations under that Hedging Arrangement.

(g)	The Counterparty must acknowledge that the rights of the Borrower under the Hedging Arrangements to which it is party have been charged or assigned by way of security under the Security Agreement.

7	INTEREST PERIODS

7.1	Length of Interest Periods

(a)	Each Loan has successive Interest Periods.

(b)	Each Interest Period for a Loan will start on its Utilisation Date or on the expiry of its preceding Interest Period and end on the next Interest Payment Date.

7.2	Consolidation

(a)	Before the Term-out Date all Loans will be consolidated on each Interest Payment Date as one or three monthly by revolving Loans in accordance with the relevant request or Roll-over Notice under clause 4.2 (Roll-over Notice) and subsequently treated as not more than two Loans.

(b)	All Loans termed out under clause 4.4 (Term-out option and amortisation) will be consolidated on the Term-out Date and subsequently treated as one Loan.

8	MARKET DISRUPTION

8.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

8.2	Market disruption

(a)	In this agreement a market disruption event occurs if LIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon on the Rate Fixing Day.

(b)	The Security Agent must promptly notify the Borrower and the Lenders of a market disruption event.

(c)	After notification under paragraph (a) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Interest Period will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Security Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

8.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Security Agent or the Borrower so requires, the Borrower and the Security Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

9	TAXES

9.1	Tax gross-up

(a)	The Borrower must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	the Borrower or a Lender is aware that the Borrower must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Borrower or the Lender (as appropriate).

(c)	Except as provided below, if a Tax Deduction is required by law to be made by the Borrower or the Security Agent, the amount of the payment due from the Borrower will be increased to a net amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Except as provided below, the Borrower is not required to make an increased payment under paragraph (c) above for a Tax Deduction in respect of tax imposed by the U.K. to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that the Borrower would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)	Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the U.K. if that Lender is a Treaty Lender and the Borrower is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (i) below.

(g)	If the Borrower is required to make a Tax Deduction, the Borrower must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(h)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower must deliver to the Finance Parties evidence satisfactory to the Finance Parties (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)	A Treaty Lender must co-operate with the Borrower by using its reasonable endeavours to complete any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

(j)	If a Lender is expressed to be a U.K. Non-Bank Lender when it becomes a party to this Agreement as a Lender, it will be deemed to have confirmed its status for the purpose of the definition of U.K. Non-Bank Lender. A U.K. Non-Bank Lender must promptly notify the Borrower and the Security Agent of any change to its status that may affect any confirmation made by it.

(k)	The Borrower confirms that it regards payments of interest under the Loan as UK-source interest and intends to deduct UK income tax from payments of interest made under this Agreement in circumstances where the benefit of the Loan has been assigned to a person who is not within the charge to UK corporation tax in respect of such interest (or not otherwise entitled to receive such interest without deduction of tax by virtue of section 349(3) or section 349(A) of the Taxes Act 1988).

9.2	Tax indemnity

(a)	Except as provided below, the Borrower must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Borrower of the event which will give, or has given, rise to the claim.

9.3	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Borrower which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Borrower.

9.4	Stamp taxes

The Borrower must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

9.5	Value added taxes

(a)	Any amount (including costs and expenses) payable under a Finance Document by the Borrower is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Borrower must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

9.6	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

10	INCREASED COSTS

10.1	Increased Costs

Except as provided below in this Clause, the Borrower must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

10.2	Exceptions

The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for by payment of Mandatory Costs;

(b)	compensated for under another Clause or would have been but for an exception to that Clause;

(c)	arises from a tax on the overall net income, profit or gain of the Security Agent or a Lender and/or its Affiliate;

(d)	attributable to a Finance Party wilfully failing to comply with any law or regulation or the terms of any of the Finance Documents; or

(e)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government regulator, Finance Party or any of its Affiliates).

10.3	Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Borrower promptly of the circumstances giving rise to, and the amount of, the claim and shall provide the Borrower with a certificate confirming the amount of the Increased Costs and showing how such Increased Cost is calculated.

11	PAYMENTS

11.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a party under the Finance Documents must be made to the Security Agent to its account at such office or bank in London as it may notify to the parties for this purpose by not less than fifteen (15) Business Days’ prior notice.

11.2	Funds

Payments under the Finance Documents to the Security Agent must be made for value on the due date at such times and in such funds as is customary at the time for the settlement of transactions in that currency in the place for payment.

11.3	Distribution

(a)	Each payment received by the Security Agent under the Finance Documents for another party must, except as provided below, be made available by the Security Agent to that party as soon as practicable after receipt to its account with such office or bank as it may notify to the Security Agent for this purpose.

(b)	The Security Agent may apply any amount received by it for the Borrower in or towards payment of any amount due from the Borrower under the Finance Documents.

(c)	Where a sum is paid to the Security Agent under the Finance Documents for another party, the Security Agent is not obliged to pay that sum to that party until it has established that it has actually received it. However, the Security Agent may assume that it has received the sum and make available to that party a corresponding amount. If it transpires that the sum has not been received by the Security Agent, that party must immediately on demand by the Security Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Security Agent at a rate determined by the Security Agent to reflect its cost of funds.

11.4	Currency

(a)	All amounts payable under the Finance Documents are payable in Sterling.

(b)	If more than one currency or currency unit are at the same time recognised by the Bank of England as the lawful currency of the United Kingdom, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, Sterling shall be translated into, or paid in, the currency or currency unit of the United Kingdom designated by the Lenders; and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the Bank of England for the conversion of that currency or currency unit into the other, rounded up or down by the Lenders acting reasonably.

11.5	No set-off or counterclaim

All payments made by the Borrower under the Finance Documents must be made without set-off or counterclaim.

11.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

11.7	Partial payments

(a)	If the Security Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Security Agent must apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Finance Parties under the Finance Documents; and

(ii)	secondly, in or towards payment pro rata of:

(A)	any periodical payments (not being payments referred to in sub-paragraph (iv) below as a result of termination or closing out) due but unpaid to the Counterparty under the Hedging Arrangements; and

(B)	any accrued interest or fee due but unpaid under this Agreement; and

(iii)	thirdly, in or towards payment pro rata of:

(A)	any payments (not being payments referred to in sub-paragraph (iv) below as a result of termination or closing out) due but unpaid to the Counterparty under the Hedging Arrangements; and

(B)	any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment of any payments as a result of the termination or closing out:

(A)	it becoming illegal for a Counterparty to comply with its obligations under the Hedging Arrangements; or

(B)	an event of default relating to a Counterparty, due but unpaid to such Counterparty under the Hedging Arrangement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Sub-paragraphs (ii)(A), (iii)(A) and (iv) shall only apply to a Counterparty which is Barclays Bank Plc (the Original Lender) or its Affiliate and sub-paragraph (iv) shall be substituted by “fourthly, in or towards payment pro rata of any payments due but unpaid to any Counterparty under a Hedging Arrangement” in respect of any Counterparty which is not Barclays Bank Plc (the Original Lender) or an Affiliate.

(c)	The Security Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(d)	This Subclause will override any appropriation made by the Borrower.

11.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

12	BANK ACCOUNTS

12.1	Designation of Accounts

(a)	The Borrower must maintain the following bank accounts in the name of the Borrower with Barclays Bank PLC:

(i)	an interest bearing account designated the Operating Account;

(ii)	a current account designated the General Account;

(b)	The Borrower must not, without the prior consent of the Lenders, maintain any other bank account.

12.2	Operating Account

(a)	The Security Agent has sole signing rights in relation to the Operating Account.

(b)	The Borrower must ensure that all Net Rental Income payable to the Borrower and any amounts payable to it under a Hedging Arrangement is paid into the Operating Account.

(c)	If any payment of any amount referred to in paragraph (b) above is paid into an Account other than the Operating Account, that payment must be paid immediately into the Operating Account.

(d)	If any payment is made in to the Operating Account which should have been paid into another Account, then, unless an Event of Default is outstanding, the Security Agent shall, at the request of the Borrower and on receipt of evidence satisfactory to the Security Agent that the payment should have been made to that other Account, promptly pay that amount to that other Account.

(e)	On any day on which an amount is due under the Headlease, the Security Agent may, and is irrevocably authorised by the Borrower to:

(i)	withdraw from the Operating Account an amount necessary to meet that due amount; and

(ii)	apply that amount in payment of that due amount.

(f)	Except as provided in paragraph (g) below, on 15 January 2007, 15 April 2007, 15 July 2007 and 15 October 2007 and thereafter on each Interest Payment Date or (in the case of a payment into the General Account under sub-paragraph (iii) below) on the date the report referred to in Clause 16.2 (Monitoring of Property) is delivered to the Lenders in form and substance satisfactory to them in respect of the three months ending on the immediately preceding Quarter Date, the Security Agent must, and is irrevocably authorised by the Borrower to, withdraw from, and apply amounts standing to the credit of, the Operating Account, in the following order:

(i)	first, pro rata of any unpaid costs and expenses of the Security Agent due but unpaid under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of:

(A)	any periodical payments (not being payments as a result of termination or closing out) due but unpaid to the Counterparty under the Hedging Arrangements; and

(B)	payment to the Lenders of any accrued interest, fees and other amounts (including Repayment Instalments) due but unpaid under the Finance Documents; and

(iii)	thirdly, (if the Security Agent is satisfied that the conditions in paragraph (h) below are met) payment of any surplus into the General Account.

(g)	Provided that sub-paragraph (f)(ii)(A) shall only apply if the Counterparty is the Original Lender or an Affiliate of the Original Lender.

(h)	The Security Agent is obliged to make a withdrawal from the Operating Account in accordance with sub-paragraph (f) (iii) above only if:

(i)	no Event of Default is outstanding or would occur on the making of the withdrawal from the Operating Account provided that if a Default (which for the purposes of this Clause shall mean a default which would with the expiry of the relevant grace period be an Event of Default) is outstanding or would occur on the making of the withdrawal from the Operating Account the amounts withdrawn may not be used for any purpose (including paying a dividend) and shall only be used in connection with and for the benefit of the Business;

(ii)	the Repeating Representations are correct and will be correct immediately after the withdrawal;

(iii)	in respect of a payment into the General Account under sub-paragraph (f)(iii) above, the Compliance Certificate has been delivered in respect of the three month period ending on the immediately preceding Quarter Date and a report has been delivered to the Lenders in form and substance satisfactory to them in accordance with Clause 16.2 (Monitoring of Property) in respect of the three month period ending on the immediately preceding Quarter Date;

(iv)	on the last Quarter Date falling in the period specified in the left-hand column in the table below, the Actual Interest Cover is above the percentage figure specified in the right hand column in the table: and

Period	Actual Interest Cover
From the date of first Utilisation until 30 September 2007 inclusive	120%
From 30 September 2007 until 30 September 2008 inclusive	130%
From 30 September 2008 until 30 September 2009 inclusive	140%
From 30 September 2009 until 30 September 2013 inclusive	155%

(v)	The Loan to Value is not more than 75%. If the Loan to Value is greater than 75% but less than 80% and on the last Quarter Date falling in the period specified in the left hand column of the table in (iv) above the Actual Interest Cover is less than the figure specified in the right hand column of the table in (iv) above no withdrawals may be made until the Actual Interest Cover for the period ending on the following Quarter Dates is satisfied. Notwithstanding the foregoing, if the Borrower prepays part of the Loan by sufficient amount that the relevant Actual Interest Cover for the Relevant Period would have been met withdrawals shall be permitted.

The Security Agent may authorise withdrawals at any time from the Operating Account to pay any amount due and remaining unpaid after any grace period under the Finance Documents.

12.3	General Account

(a)	Except as provided in paragraph (d) below, the Borrower has signing rights in relation to its General Account.

(b)	The Borrower must ensure that any amount received by it, other than any amount specifically required under this Agreement to be paid into any other Account, is paid into the General Account.

(c)	Subject to paragraph (b) above and to any restriction in the Subordination Agreement and if no Event of Default is outstanding or would occur on the making of the withdrawal, the Borrower may withdraw any amount from its General Account for any purpose (including making dividends in accordance with clause 15.13 of this agreement).

(d)	At any time when an Event of Default is outstanding, the Security Agent may, and is irrevocably authorised by the Borrower to:

(i)	operate the General Account; and

(ii)	withdraw from, and apply amounts standing to the credit of, the General Account in or towards any purpose for which moneys in any Account may be applied.

12.4	Designation of Guarantor Accounts

(a)	The Guarantor must maintain the following bank accounts in the name of the Guarantor with Barclays Bank PLC:

(i)	interest bearing account designated the Guarantor Operating Account;

(ii)	a current account designated the Guarantor General Account; and

(b)	The Guarantor must not, without the prior consent of the Lenders, maintain any other bank account.

12.5	Guarantor Operating Account

(a)	The Security Agent has sole signing rights in relation to the Guarantor Operating Account.

(b)	The Guarantor must ensure that all Net Rental Income payable to the Guarantor is paid into the Guarantor Operating Account.

(c)	If any payment of any amount referred to in paragraph (b) above is paid into an Account other than the Guarantor Operating Account, that payment must be paid immediately into the Guarantor Operating Account.

(d)	The Guarantor may satisfy its obligations under paragraph (b) above by procuring that:

(i)	the Manager promptly collects all Rental Income and promptly pays all Net Rental Income received by it into the Guarantor Operating Account; and

(ii)	the Manager immediately pays all amounts, payable to the Guarantor under the Management Agreement, into the Guarantor Operating Account.

(e)	If any payment is made in to the Guarantor Operating Account which should have been paid into another Account, then, unless an Event of Default is outstanding, the Security Agent shall, at the request of the Guarantor and on receipt of evidence satisfactory to the Security Agent that the payment should have been made to that other Account, pay that amount to that other Account.

(f)	On any day on which an amount is due under the Operating Lease, the Security Agent will, and is irrevocably authorised by the Guarantor to:

(i)	withdraw from the Guarantor Operating Account an amount necessary to meet that due amount; and

(ii)	apply that amount in payment of that due amount.

(g)	If any tenant of the Property sends or makes one payment (whether by cheque or otherwise) in respect of Rental Income and other amounts:

(i)	that payment must be paid into the Guarantor Operating Account; and

(ii)	unless an Event of Default is outstanding, the Security Agent shall, at the request of the Guarantor and on receipt of evidence satisfactory to the Security Agent that the payment includes an amount which is not Net Rental Income pay that amount into the Guarantor General Account into other Operating Account or apply it others pursuant to clause 12.2 (h) above.

(h)	Except as provided in paragraph (g) below, on 15 January 2007, 15 April 2007, 15 July 2007 and 15 October 2007 and thereafter on each Interest Payment Date or (in the case of a payment into the Guarantor General Account under sub-paragraph (iv) below) on the date the report referred to in Clause 16.2 (Monitoring of Property) is delivered to the Lenders in form and substance satisfactory to them and in respect of the three months ending on the immediately preceding Quarter Date, the Security Agent must, and is irrevocably authorised by the Guarantor to, withdraw from, and apply amounts standing to the credit of, the Guarantor Operating Account, in the following order:

(i)	first, payment in the Operating Account of all Net Rental Income payable under the Operating Lease to the Borrower;

(ii)	secondly, to the extent not paid by the Borrower in or towards payment pro rata of:

(A)	any periodical payments (not being payments as a result of termination or closing out) due but unpaid to the Counterparty under the Hedging Arrangement;

(B)	payment pro rata of any unpaid costs and expenses of the Security Agent due but unpaid under the Finance Documents;

(iii)	thirdly, to the extent not paid by the Borrower payment to the Lenders of any accrued interest, fees and other amounts (including Repayment Instalments) due but unpaid under the Finance Documents; and

(iv)	fourthly, (if the Security Agent is satisfied that the conditions in paragraph (j) below are met) payment of any surplus into the Guarantor General Account.

(i)	Provided that sub-paragraph (h)(ii)(A) shall only apply if the Counterparty is the Original Lender or an Affiliate of the Original Lender.

(j)	The Security Agent is obliged to make a withdrawal from the Guarantor Operating Account in accordance with sub-paragraph (h) (iv) above only if:

(i)	no Event of Default is outstanding or would occur on the making of the withdrawal from the Guarantor Operating Account provided that if a Default (which for the purposes of this Clause shall mean a default which would with the expiry of the relevant grace period be an Event of Default) is outstanding or would occur on the making of the withdrawal from the Guarantor Operating Account the amounts withdrawn may not be used for any purpose (including paying a dividend) and shall only be used in connection with and for the benefit of the Business; and

(ii)	the conditions listed in clause 12.2(h) (ii), (iv) and (v) above are satisfied.

(k)	The Security Agent may authorise withdrawals at any time from the Guarantor Operating Account to pay any amount due and remaining unpaid after any grace period under the Finance Documents.

12.6	Guarantor General Account

(a)	Except as provided in paragraph (d) below, the Guarantor has signing rights in relation to its Guarantor General Account.

(b)	The Guarantor must ensure that any amount received by it, other than any amount specifically required under this Agreement to be paid into any other Account, is paid into the Guarantor General Account.

(c)	Subject to compliance with the proviso to paragraph 12.2(j)(ii) above and to any restriction in the Subordination Agreement and if no Event of Default is outstanding or would occur on the making of the withdrawal, the Guarantor may withdraw any amount from its Guarantor General Account for any purpose (including making dividends in accordance with Clause 15.13 of this agreement).

(d)	At any time when an Event Default is outstanding, the Security Agent may, and is irrevocably authorised by the Guarantor to:

(i)	operate the Guarantor General Account; and

(ii)	withdraw from, and apply amounts standing to the credit of, the Guarantor General Account in or towards any purpose for which moneys in any Account may be applied.

12.7	Miscellaneous Accounts provisions

(a)	The Obligors must ensure that no Account goes in to overdraft.

(b)	Any amount received or recovered by the Obligors otherwise than by credit to an Account must be held subject to the security created by the Finance Documents and immediately be paid to the relevant Account or to the Security Agent in the same funds as received or recovered.

(c)	The monies standing to the credit of each Account may be applied by the Security Agent on the date any repayment of the Loan is due to be made, and is unpaid, in or towards repayment of the Loan and all other amounts due to a Finance Party under the Finance Documents.

(d)	No Finance Party is responsible or liable to the Obligors (other than in respect of gross negligence or wilful default) for:

(i)	any non-payment of any liability of the Obligors which could be paid out of moneys standing to the credit of an Account; or

(ii)	any withdrawal wrongly made, if made in good faith.

(e)	The Obligors must, within five Business Days of any reasonable request by the Security Agent, supply the Security Agent with the following information in relation to any payment received in an Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

(f)	Any amounts withdrawn from the Guarantor Operating Account or the Guarantor General Account and applied in or towards satisfaction of any amounts owed by the Borrower to the Finance Parties shall pro tanto satisfy the Borrowers obligation to pay such amounts. Any such amounts shall constitute a loan made by the Guarantor to the Borrower that is fully subordinated to the rights of the Finance Parties.

12.8	Change of Bank Accounts

An Account must at any time be moved to another bank approved by the Security Agent if the Security Agent or the Lenders so requests by giving twenty (20) Business Days notice to the relevant Obligor.

(a)	A change of Account only becomes effective when the proposed new bank agrees with the Security Agent and the relevant Obligor, in a manner satisfactory to the Security Agent, to fulfil the role of the bank holding that Account.

13	REPRESENTATIONS

13.1	Representations

The representations set out in this Clause are made by the Borrower and the Guarantor in respect of itself and the other to each Finance Party.

13.2	Status

The Borrower is a Societe a Responsabilite Limitée establishment in Luxembourg and validly existing under the laws of Luxembourg and the Guarantor is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of original incorporation.

(a)	It has the power to own its assets and carry on its business as it is being conducted.

(b)	Neither the Obligors nor any partner member or shareholder of the Obligors is an officer or director of a Lender or is a son, daughter, mother, father or spouse of an officer or director of a Lender and each of the Obligors agree to furnish to the Lenders on request (after the Utilisation Date) evidence confirming the representation and warranty in this subclause.

(c)

(i)	The Obligors are acting on their own behalf and are not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e) (1) of the Internal Revenue Code of 1986 as amended (each of the foregoing hereinafter referred to collectively as a Plan);

(ii)	none of the assets of the Obligors constitute “plan assets” of one or more such Plans within the meaning of ERISA (including Department of Labor Regulation Section 2510.3-101); and

(iii)	the Obligors will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

13.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

13.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Transaction Document to which it is a party is its legally binding, valid and (subject to the Reservations) enforceable obligation.

13.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its assets.

13.6	No default

(a)	No Event of Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Transaction Document; and

(b)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

13.7	Authorisations

Except for registration of the Security Documents, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect.

13.8	Financial statements

Its financial statements most recently delivered to the Lenders and the Security Agent:

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	fairly represent its financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

13.9	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which (if adversely determined) have or are reasonably likely to have a Material Adverse Effect.

13.10	Information

(a)	All information supplied by it or on its behalf to any Finance Party in connection with the Transaction Documents was true and accurate as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(b)	any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of recent historical information and assumptions believed by it to be fair and reasonable;

(c)	as at the date the information referred to in paragraph (a) above was stated to be given it had not omitted to supply any information which, if disclosed, would make any other information referred to in paragraph (a) above untrue or misleading in any material respect; and

(d)	as at the date of this Agreement and the Utilisation Date, nothing has occurred since the date information referred to in paragraph (a) above was supplied which, if disclosed, would make that information untrue or misleading in any material respect.

13.11	Valuation/Report on Title

(a)	All information supplied by it or on its behalf to the Valuer for the purposes of each Valuation and to the relevant solicitors for the purposes of any Report on Title was true and accurate as at its date or (if appropriate) as at the date (if any) at which it is stated to be given; and

(b)	as at the date the information referred to in paragraph (a) above was stated to be given it had not omitted to supply any information which, if disclosed, would adversely affect the Valuation or Report on Title (as the case may be).

13.12	Title to Property

(a)	It will from the Utilisation Date:

(i)	be the legal and beneficial owner in the case of the Borrower of the Head Lease and in the case of the Guarantor of the Operating Lease; and

(ii)	have good and marketable title to its respective interest in the Property,

in each case free from Security Interests (other than those set out in the Security Agreement) and restrictions and onerous covenants (other than those set out in the Report on Title in relation to the Headlease).

(b)	From the Utilisation Date except as disclosed in any Report on Title:

(i)	all consents, licences and authorisations required by it in connection with its ownership of the Property have been obtained or effected (as appropriate) and are in full force and effect;

(ii)	no breach of any law or regulation (including in respect of any Tax) is outstanding which adversely affects or might adversely affect the value of the Property or the Net Rental Income;

(iii)	there is no covenant, agreement, stipulation, reservation, condition, interest, right or other matter adversely affecting the Property;

(iv)	nothing has arisen or has been created or is outstanding which would be an overriding interest, or an unregistered interest which overrides first registration or registered dispositions, over the Property;

(v)	no facility necessary for the enjoyment and use of the Property is enjoyed by the Property on terms entitling any person to terminate or curtail its use;

(vi)	it has not received any notice of any adverse claim by any person in respect of the ownership of the Property or any interest in it, nor has any acknowledgement been given to any person in respect of the Property; and

(vii)	the Property is held by it free from any tenancy or licence (other than those entered into in accordance with this Agreement);

references in this paragraph (b) to the “Property” are the respective leasehold interests of the Borrower and the Guarantors.

(c)	All deeds and documents necessary to show good and marketable title to the Borrowers’ and the Guarantors’ respective interests in the Property will, subsequent to completion of registration at the Land Registry, from the Utilisation Date be:

(i)	in possession of the Security Agent; or

(ii)	held to the order of the Security Agent.

13.13	No other business

(a)	Save for the Business it has not traded or carried on any business since the date of its incorporation except for the ownership, management, letting and development of its interests in the Property.

(b)	Save for the Management Agreement, the IHLC Agreements and the Share Purchase Agreement and all documents contemplated by, or supplemental to such agreements it is not party to any material agreement other than the Transaction Documents and documents contemplated in the Transaction Documents, agreements entered into the ordinary course of business at arm’s length or normal commercial terms and/or agreements with members of the group of companies to which the Obligors, BRE/ Grosvenor and Pingleton belong or the group of companies to which the Parent belongs.

(c)	The Borrower does not have (nor has it had) any Subsidiaries or employees.

(d)	It has not incurred any liabilities or undertaken any obligations other than those arising from the activities referred to in paragraphs (a) and (b) above or under the Transaction Documents.

13.14	Ownership

As at the date of this Agreement, the entire issued share capital of the Borrower is or will following completion of the Permitted Reorganisation be legally and beneficially directly or indirectly wholly owned and controlled by Pingleton and the entire issued share capital of the Guarantor is or will following completion of the Permitted Reorganisation be legally and beneficially directly or indirectly wholly owned and controlled by Lomar Holdco.

13.15	Ranking of Security

Subject to the Reservations the security conferred by each Security Document constitutes a security interest of the type intended and described in that Security Document and those assets are not subject to any prior or pari passu Security Interest save for any Permitted Security.

13.16	Taxes on payments

(a)	All amounts payable by the Obligors under the Finance Documents may be made without any Tax Deduction.

(b)	No Rental Income payable to the Obligors is subject to a requirement to make a Tax Deduction.

13.17	Stamp duties

Except for registration fees payable at the Companies Registry and, where appropriate the Land Registry (in each case in respect of the Security Documents) and any nominal registration duty or ad valorem duty payable in connection with the registration of any of the Finance Documents with the Administration d l’Enregistrement et des Dorraines in Luxembourg required in the case of legal proceedings before the Luxembourg courts or if any of the Finance Documents are to be produced before a Luxembourg authority no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

13.18	Immunity

(a)	The entry into by the Obligors of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	The Obligors will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

13.19	Jurisdiction/governing law

(a)	The:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of the jurisdiction of incorporation of the Obligors; and

Subject to the Reservations and compliance with relevant enforcement procedures any judgment obtained in England will be recognised and be enforceable by the courts of the jurisdiction of incorporation of the Obligors.

13.20	Times for making representations

(a)	The representations set out in this Clause are made by the Obligors on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by the Obligors on the date of the Request, on the Utilisation Date, on 15 January 2007, 15 April 2007, 15 July 2007 and 15 October 2007 and thereafter on each Interest Payment Date (to the extent not disclosed in the Compliance Certificate provided in respect of the last Quarter Date).

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

14	INFORMATION COVENANTS

14.1	Financial statements

(a)	Each Obligor confirms that the date of its financial year end is 31 December. Each Obligor must supply to the Finance Parties:

(i)	its audited financial statements for each of its financial years; and

(ii)	its unaudited financial statements for each of its financial half-years (but only if prepared).

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Obligors’ audited financial statements, within 180 days; and

(ii)	(if applicable) in the case of the Obligors’ unaudited financial statements, within 90 days,

of the end of the relevant financial period.

(c)	Within twenty (20) days of 15 January 2007, 15 April 2007, 15 July 2007 and 15 October 2007 and thereafter each Interest Payment Date, the Obligors shall, in conjunction with the Manager, prepare and submit to the Security Agent, a quarterly performance report on the Business setting out the income and other cash generated by the Business together with all liabilities incurred by the Business in the three month period to the immediately preceding Quarter Date including (a) a calculation of the relevant profit or loss of the Business (b) the amounts due to the Manager under the Management Agreement (c) the revenue per available room (RevPar) and (d) the occupancy rate.

14.2	Valuations

(a)	The Lenders may request a Valuation at any time on reasonable notice so as not to disturb the Business.

(b)	The Obligors must on demand by the Lenders pay the costs of the Initial Valuation and any Valuation requested by the Lenders at any time when a Default is outstanding whether or not subsequently cured or waived.

(c)	The Obligors must supply to the Finance Parties a copy of any valuation of the Headlease, Operating Lease and/or the Business it obtains, promptly upon obtaining it.

(d)	Any Valuation not referred to in paragraph (b) above will be at the cost of the Lenders.

14.3	Compliance certificate

The Borrower must supply to the Finance Parties within twenty (20) days of 15 January 2007, 15 April 2007, 15 July 2007 and 15 October 2007 and thereafter each Interest Payment Date a Compliance Certificate. Each Compliance Certificate must be signed by one authorised signatory of the Borrower.

14.4	Information - miscellaneous

The Obligors must supply to the Finance Parties:

(a)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or which might reasonably be expected, if adversely determined, have a Material Adverse Effect;

(b)	promptly on request, such further information as the Lenders may reasonably request in an Obligor’s possession or control regarding:

(i)	such Obligor’s financial condition and operations; or

(ii)	the Property.

14.5	Notification of Default

The Obligors must notify the Finance Parties of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

14.6	Know your customer requirements

The Obligors must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

15	GENERAL COVENANTS

15.1	General

The Obligors agrees to be bound by the covenants set out in this Clause relating to each of them.

15.2	Authorisations

The Obligors must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document to which it is a party.

15.3	Compliance with laws

The Obligors must comply in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

15.4	Pari passu ranking

The Obligors must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

15.5	Negative pledge

(a)	Except as provided below, the Obligors must not create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	any Security Interest constituted by the Security Documents; or

(ii)	any lien arising by operation of law and in the ordinary course of trading.

(c)	The Obligors must not, without the Security Agent’s prior written consent:

(d)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by any of its related entities;

(e)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(f)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(g)	enter into any preferential arrangements having a similar effect, in circumstances where the transaction is entered into primarily as a method of raising indebtedness or of financing the acquisition of an asset.

15.6	Disposals

(a)	Except as provided in this Agreement, the Obligors must not, either in a single transaction or in a series of transactions and whether related or not, dispose of their respective leasehold interests in the Property the Business or all or any part of its assets.

(b)	Paragraph (a) above does not apply to any disposal:

(i)	made with the consent of the Lenders;

(ii)	made by way of the grant, renewal or extension of an Occupational Lease made in accordance with Clause 16.1 (Occupational Leases);

(iii)	of cash by way of a payment out of an Account in accordance with this Agreement;

(iv)	made in the ordinary course of trading of any asset that is subject to a floating charge and is not expressed to be subject to a fixed charge under the Security Agreement; or

(v)	comprising part of the Permitted Reorganisation.

15.7	Financial indebtedness

(a)	Except as provided below, the Obligors must not incur any indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any indebtedness incurred under the Finance Documents; or

(ii)	any Permitted Indebtedness.

15.8	Lending and guarantees

(a)	The Obligors must not make any loan or provide any form of credit to any person.

(b)	The Obligors must not give any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Obligors assumes any liability of any other person.

(c)	This clause does not apply to Permitted Indebtedness.

15.9	Change of business

(a)	The Obligors must not carry on any business other than the ownership, management, letting and development of their respective leasehold interests in the Building and the Business.

(b)	The Obligors must not have any Subsidiary.

(c)	The Obligors must not be a member of any value added tax group.

15.10	Mergers

The Obligors must not enter into any amalgamation, demerger, merger or reconstruction other than as part of the Permitted Reorganisation.

15.11	Acquisitions

The Obligors must not make any acquisition or investment other than as part of the Permitted Reorganisation or in the case of the Guarantor property and assets acquired for use in the Business in the ordinary course of business.

15.12	Other Contracts

(a)	The Obligors must not enter into any contract other than:

(i)	the Transaction Documents;

(ii)	a contract entered into by the Obligors in connection with the day to day management, operation, letting and/or development of the Building and/or the Business; and

(iii)	any other contract expressly allowed under any other term of this Agreement.

(b)	The Obligors must not amend or terminate any Transaction Document except as expressly permitted under this Agreement.

15.13	Shares and dividends

The Obligors must not (save for a Permitted Payment or as part of the Permitted Reorganisation) and provided that at the time of making such a Permitted Payment or the Permitted Reorganisation no Event of Default is outstanding or would occur and no Default (which for the purposes of this Clause shall mean a default which would with the expiry of the relevant grace period be an Event of Default) is outstanding or would occur):

(a)	declare or pay any dividend or make any other distribution in respect of any of its shares;

(b)	issue any further shares or alter any rights attaching to its issued shares as at the date of this Agreement; or

(c)	repay or redeem any of its share capital.

15.14	Securitisation and Syndication

The Obligors agree to co-operate with the Lenders and to provide such information and execute such documents as Lender may reasonably request in connection with any sale or transfer of the Lender’s interest in the Loan and/or any of the Finance Documents in connection with any securitisation of the Loan whether alone or in conjunction with any other loan. Any such sale, transfer or securitisation will be made without additional cost being incurred by the Obligors at the time of the sale, transfer or securitisation and thereafter.

15.15	Centre of Main Interests

The Obligors will not cause or allow its registered office or Centre of Main Interests to be in or maintain an Establishment in any jurisdiction other than its jurisdiction of incorporation.

15.16	Steps Plan

The Obligors will comply in all respects with the Steps Plan.

16	PROPERTY COVENANTS

16.1	Occupational Leases

The Borrower must not, without the prior consent of the Lenders (such consent not to be unreasonably withheld or delayed):

(a)	enter into any Agreement for Lease or grant or agree to grant any new Occupational Lease unless the same relates to a part of the Property which is a Permitted Letting:

(b)	agree to any amendment, waiver or surrender in respect of any Lease Document or exercise any break option under an Occupational Lease;

(c)	consent to any sub-lease or assignment of any tenant’s interest under any Lease Document unless the assignor remains bound by the terms of the Occupational Lease for the remainder of the term of that Occupational Lease; or

(d)	agree to any downward rent review in respect of any Lease Document.

16.2	Monitoring of Property

The Obligors shall provide to the Finance Parties within twenty (20) days of 15 January 2007, 15 April 2007, 15 July 2007 and 15 October 2007 and thereafter of each Interest Payment Date, a report containing the information (in form and substance agreed between the Borrower and Security Agent) in relation to the Property and in respect of the period of three months ending on the immediately preceding Quarter Date.

16.3	Refurbishment Agreement

The Borrower shall procure that the capital investment and refurbishment expenditure incurred in relation to the Buildings shall not be less than £4,000,000 in aggregate by the third anniversary of this agreement.

16.4	Manager

(a)	The Guarantor must not appoint any new Manager of the Business without the prior consent of, and on terms approved by, the Security Agent.

(b)	Without limiting paragraph (a) above, the Guarantor must ensure that:

(i)	each Manager manages the Business to a standard consistent with that of a prudent hotelier; and

(ii)	the terms of any management agreement are not amended without the consent of the Security Agent.

(c)	The Obligors must ensure that each Manager of the Business enters into a Non-Disturbance Agreement.

(d)	If the Manager is in default of its obligations under the management agreement and, as a result, the Guarantor is entitled to terminate the Management Agreement, then, if the Security Agent so requires (acting on the instructions of the Lenders), the Guarantor must promptly use all reasonable endeavours to:

(i)	terminate the Management Agreement in accordance with its terms; and

(ii)	appoint a new Manager whose identity and terms of appointment are acceptable to the Security Agent (acting on the instructions of the Lenders).

16.5	Insurances

(a)	In this Clause, insurance policy means an insurance policy or contract required under this Subclause.

(b)	The Borrower must ensure that at all times from the Utilisation Date:

(i)	the Building and the Business and the plant and machinery on the Building (including fixtures and improvements) are insured on a full reinstatement basis, such insurance to include:

(A)	cover against all normally insurable risks of loss or damage;

(B)	cover for site clearance, professional fees and value added tax together with adequate allowance for inflation;

(C)	loss of rent insurance (in respect of a period of not less than three years or, if longer, the minimum period required under the Lease Documents) including provision for increases in rent during the period of insurance; and

(D)	cover against acts of sabotage and terrorism, including any third party liability arising from any such acts;

(ii)	property owners insurance including public liability and products liability insurance is in force; and

(iii)	such other insurances as a prudent company in the same business as the Borrower would effect in respect of the Building and/or the Business are in force.

(c)	(i) All insurances required under this Subclause must be:

(E)	in an amount and form acceptable to the Security Agent (acting on the instructions of the Lenders);

(F)	with an insurance company or underwriter that is acceptable to the Lenders; and

(G)	in compliance with the obligations contained in the Headlease and the Operating Lease.

(ii)	insurance company or underwriter ceases to be acceptable to the Lenders, the Lenders shall notify the Borrower and the Borrower shall put in place replacement insurances in accordance with this Clause with an insurance company or underwriter which is acceptable to the Security Agent (acting on the instructions of the Lenders) by the date which is the earlier of the date of the expiry date of the relevant policy and the date falling 90 days after the notice to the Borrower from the Lenders.

(d)	The Borrower must procure that the Security Agent (as agent and trustee for the Finance Parties) is named as co-insured on each insurance policy and is named as first loss payee.

(e)	The Borrower must procure that each insurance policy contains:

(i)	a standard mortgagee clause under which the insurance will not be vitiated or avoided as against the Security Agent as a result of any misrepresentation, act or neglect or failure to disclose, or breach of any policy term or condition, on the part of any insured party or any circumstances beyond the control of an insured party;

(ii)	terms providing that it will not, so far as any Finance Party is concerned, be invalidated for failure to pay any premium due without the insurer first giving to the Security Agent not less than 14 days’ notice in writing and an opportunity to rectify the non-payment within the notice period; and

(f)	The Borrower must use all reasonable endeavours to ensure that the Security Agent receives copies of the insurance policies and any information in connection with the insurances and claims under them which the Security Agent may reasonably require.

(g)	The Borrower must promptly notify the Security Agent of:

(i)	the proposed terms of any future renewal of any insurance policy;

(ii)	any material variation or termination, avoidance or cancellation of any insurance policy made or, to its knowledge, threatened or pending;

(iii)	any claim in excess of £250,000 of which the Borrower is aware, and any actual or threatened refusal of any claim in excess of £250,000 of which the Borrower is aware, under any insurance policy; and

(iv)	any event or circumstance which has led or may lead to a breach by the Borrower of any term of this Subclause.

(h)	The Borrower must:

(i)	comply with the terms of all insurance policies;

(ii)	not do or permit anything to be done which may make void or voidable any insurance policy; and

(iii)	comply with all reasonable risk improvement requirements of its insurers.

(i)	If the Borrower fails to comply with any term of this Subclause, the Security Agent may, at the expense of the Borrower, effect any insurance and generally do such things and take such other action as the Security Agent may reasonably consider necessary to prevent or remedy any breach of this Subclause and shall notify the Borrower of such action.

(j)

(i)	To the extent required by the basis of settlement under any insurance policy or Lease Document, the Borrower must apply moneys received under any insurance policy in respect of the Building towards replacing, restoring or reinstating the Building.

(ii)	The proceeds of any loss of rent insurance will be treated as Rental Income and applied in such manner as the Security Agent (acting on the reasonable instructions of the Lenders) requires to have effect as if it were Rental Income received over the period of the loss of rent.

(iii)	Moneys received under liability policies which are required by the Borrower to satisfy established liabilities of the Borrower to third parties must be used to satisfy these liabilities.

(iv)	Save as set out above, the proceeds of any insurance policy must, if the Security Agent so requires (acting on the instructions of the Lenders), be used to prepay the Loan.

(k)	Notwithstanding the terms of this clause 16.5 (Insurances), the Borrower shall not be obliged to comply with any provision set out in clause 16.5 (Insurances) if, in doing so, the Borrower would breach the terms of the Headlease.

16.6	Environmental matters

(a)	In this Subclause:

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim against an Obligor by any person in connection with:

(i)	a breach, or alleged breach, of an Environmental Law;

(ii)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(iii)	any other environmental contamination.

Environmental Law means any law or regulation concerning the protection of health and safety, the environment or any emission or substance which is capable of causing harm to any living organism or the environment.

(b)	The Borrower must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.

(c)	The Borrower must promptly upon becoming aware notify the Security Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened;

(ii)	any circumstances reasonably likely to result in an Environmental Claim; or

(iii)	any suspension, revocation or notification of any Environmental Approval,

which has or, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

(d)	The Borrower must indemnify each Finance Party against any loss or liability which:

(i)	that Finance Party incurs as a result of any actual or alleged breach by an Obligor of any Environmental Law by any person; and

(ii)	would not have arisen if that Finance Party had not entered into a Finance Document,

unless it is caused by that Finance Party’s gross negligence or wilful misconduct.

16.7	Maintenance Reserve Account

(a)	To procure, by enforcing its rights under the Management Agreement, that the Manager pays into the Maintenance Reserve Account such sums as it is obliged to pay under the Management Agreement on the dates on which such payment is to be made.

(b)	All sums standing to the credit of the Maintenance Reserve Account shall be applied in accordance with the Management Agreement.

16.8	Acquisition of the Superior Lease

(a)	In the event that either of the Obligors acquire the Superior Lease, the relevant Obligor shall as soon as reasonably practicable, and in any event within five (5) Business Days of the date of the acquisition of the Superior Lease grant to the Security Agent a first ranking legal charge over the Superior Lease, in form and substance satisfactory to the Security Agent (the “Legal Charge”).

(b)	The Obligors shall procure that no Affiliate of the Obligors shall, acquire the Superior Lease, unless that Affiliate grants to the Security Agent a first ranking debenture comprising a legal charge over the Superior Lease and a floating charge over the undertaking of the relevant entity, such debenture to be form and substance satisfactory to the Security Agent (the “Affiliate Debenture”).

(c)	The relevant Obligor shall, or in the case of the Affiliate Debenture, shall procure that the relevant Affiliate shall, provide the Security Agent with a certified copy of the minutes of the meetings of the board of directors of the relevant party authorising the signature and/or execution of the Legal Charge or the Affiliate Debenture (as applicable) by named directors or a named director and the company secretary or other applicable authorised signatories on behalf of the relevant party.

(d)	The Legal Charge or the Affiliate Debenture (as applicable) shall be a Finance Document.

16.9	Extension of the Head Lease

(a)	In the event that the Borrower obtains an extension to the term of the Headlease (“Head Lease Extension”), the Borrower shall as soon as reasonably practicable, and in any event within five (5) Business Days of the date of the Head Lease Extension:

(i)	grant to the Security Agent a first ranking legal charge over the Head Lease Extension, such charge in form and substance satisfactory for the Agent (the “Head Lease Charge”); and

(ii)	provide the Security Agent with a certified copy of the minutes of the meetings of the board of directors of the Borrower authorising the signature and/or execution

(as appropriate) of the legal charge set out in paragraph (i) above by named directors or a named director and the company secretary or other applicable authorised signatories on behalf of the Borrower.

(b)	The Head Lease Charge shall be a Finance Document.

16.10	Perfection of the Share Security

(a)	As soon as reasonably practicable following the Utilisation Date, the Obligors shall deliver to the Security Agent an executed copy of the share register of each of the Borrower and BRE/ Grosvenor showing the inscription of each of the Share Pledge, the Pingleton Share Pledge (BRE/Grosvenor) and the Pingleton Security Agreement in it.

(b)	As soon as reasonably practicable following completion of the Permitted Reorganisation, the Obligors shall deliver to the Security Agent an executed copy of the share register of the Borrower showing the inscription of the Pingleton Share Pledge in it.

16.11	Loan to Value

The Borrower must ensure that at all times to Loan to Value (as determined by reference to the most recent Valuation supplied pursuant to Clause 14.2 (Valuations) is not greater than eighty per cent (80%).

16.12	Actual Interest Cover

On each Quarter Date falling in the period specified in the left hand column in the table below the Actual Interest Cover shall not be less than the percentage specified in the right hand column in the table:

Period	Actual Interest Cover
From the date of first Utilisation until 30 September 2007 inclusive	115%
From 30 September 2007 until 30 September 2008 inclusive	120%
From 30 September 2008 until 30 September 2009 inclusive	130%
From 30 September 2009 until 30 September 2010 inclusive	135%
From 30 September 2010 until 30 September 2011 inclusive	145%
From 30 September 2011 until 30 September 2013 inclusive	150%

16.13	Rectification of Financial Covenants

(a)	If there is any failure to satisfy the requirement of clause 16.11 (Loan to Value) or clause 16.12 (Actual Interest Cover) then the Borrower shall have five (5) Business Days within which to remedy the default by either (i) depositing a cash sum into the Operating Account to make up the income shortfall, or (ii) prepaying part of the Loan in either case in the amount the Security Agent certifies is sufficient to ensure that the relevant test is satisfied.

(b)	The Borrower may only exercise the cure right under paragraph (a) above twice in any twelve month period, including consecutive quarters, but not more than four times during the term of the Facility.

16.14	Non Resident Landlord Scheme

The Borrower must obtain, maintain and comply with any authorisation necessary to ensure that the Rental Income may be paid to the Borrower without any withholding or deduction on account of tax.

16.15	Operating Lease Variation

The Borrower and the Guarantor shall complete a variation of the Operating Lease within fourteen (14) days of the first Utilisation to amend rental payments for Real Estate Investment Trust purposes.

17	DEFAULT

17.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

17.2	Non-payment

The Obligors does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within three Business Days of the due date.

17.3	Breach of other obligations

(a)	Any of the Obligors does not comply with any term of:

(i)	Clauses 15.5 (Negative pledge), 15.6 (Disposals) or 15.8 (Lending and guarantees) to 15.13 (Shares and dividends) inclusive; or

(ii)	Clauses 16.1 (Occupational Leases), 16.5 (Insurances), 16.11 (Loan to Value) or 16.12 (Interest cover); or

(b)	Any of the Obligors does not comply with any term of the Finance Documents (other than any term referred to in Clause 17.2 (Non-payment) or paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within ten (10) days of the earlier of any Finance Party giving notice and the Borrower or the Guarantor, as appropriate, becoming aware of the non-compliance.

17.4	Misrepresentation

A representation made or repeated by the Obligors in any Finance Document or in any document delivered by or on behalf of the Obligors under any Finance Document is incorrect in any material respect when made or deemed to be repeated unless the relevant matter:

(a)	is capable of remedy; and

(b)	is remedied within ten (10) days of the earlier of any Finance Party giving notice and the Obligors, as appropriate, becoming aware of the non-compliance.

17.5	Insolvency

Any of the following occurs in respect of the Obligors:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debt or announces an intention to do so (save in respect of debts where it has a fide dispute with a creditor and a reasonable prospect of success, and is not involved in disputes with the general body of its creditors);

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of the Obligors, the ending of the moratorium will not remedy any Event of Default caused by the moratorium, and notwithstanding any other term of the Finance Documents that Event of Default will continue to be outstanding unless and until it is expressly waived by the Security Agent.

17.6	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of the Obligors:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to a vexatious or frivolous petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days.

17.7	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of the Borrower and is not discharged within 14 days.

17.8	Cessation of business

Any Obligor ceases, or threatens to cease, to carry on business.

17.9	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for the Obligors to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by the Obligors to be ineffective in accordance with its terms for any reason.

(c)	The Obligors repudiate a Finance Document or evidences an intention to repudiate a Finance Document.

17.10	Ownership

Save for pursuant to the Permitted Reorganisation or a Permitted Transfer (as defined in clause 5.2(a)) the Obligors cease to be legally and beneficially wholly owned Subsidiaries either directly or indirectly of Pingleton without the prior consent of the Lenders.

17.11	Headlease

Forfeiture proceedings with respect to the Headlease are commenced or the Headlease is forfeited.

17.12	Major damage

(a)	Any material part of the Building is destroyed or damaged; and

(b)	in the opinion of the Majority Lenders, taking into account the amount and timing of receipt of the proceeds of insurance effected in accordance with the terms of this Agreement, the destruction or damage has or would be reasonably likely to have a Material Adverse Effect.

17.13	Compulsory Purchase

(a)	Any material part of the Building is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of the Building; and

(b)	in the opinion of the Majority Lenders, taking into account the amount and timing of any compensation payable, the compulsory purchase has or would be reasonably likely to have a Material Adverse Effect.

17.14	Material adverse change

Any event or series of events occurs which, in the determination of the Majority Lenders, has or would be reasonably likely to have a Material Adverse Effect.

17.15	Acceleration

If an Event of Default is outstanding, the Security Agent may (and shall if instructed by the Majority Lenders) by notice to the Obligors:

(a)	cancel all or any part of the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Security Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

18	SECURITY AND SECURITY AGENT

18.1	Appointment of Security Agent

(a)	The Security Agent shall hold the benefit of the covenants, mortgages and charges given by each party to the Finance Documents (other than the Finance Parties) upon trust for the Finance Parties pursuant to this Clause.

(b)	Each of the Finance Parties irrevocably appoints the Security Agent to act as its agent and trustee in connection with the Security Documents and for such purposes irrevocably authorises the Security Agent to take such action and to exercise and carry out all the discretions, authorities, rights, powers and duties as are specifically delegated to the Security Agent in the Security Documents together with such powers and discretions as are incidental to those duties. The Security Agent shall have no duties or responsibilities except those expressly set out in this Agreement and the Security Documents.

18.2	Duties of the Security Agent

The Security Agent shall, subject to the other terms of this Agreement, act under the Security Documents in accordance with the instructions of the Finance Parties and shall hold the benefit of the covenants, mortgages and charges given by the Borrower in the Finance Documents upon trust for the Finance Parties.

18.3	No fiduciary duties

The Security Agent shall act solely as agent and trustee for the Finance Parties and shall not be deemed to be acting as trustee for any other person and shall not assume or be deemed to have assumed any obligation as agent or trustee for, or any relationship of agency or trust with, the Borrower.

18.4	Rights and discretions of Security Agent

(a)	The Security Agent will be entitled to rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the parties to the Finance Documents for any of the consequences of such reliance.

(b)	The Security Agent shall not be obliged to take or commence any legal action or proceedings against any person arising out of or in connection with the Security Documents until it shall have been indemnified or secured to its satisfaction against any and all costs, claims and expenses (including, but not limited to, legal fees and expenses which it may expend or incur in such legal action or proceeding).

(c)	The Security Agent shall be entitled to obtain, pay for and rely on the advice of any professional advisers selected by it given in connection with the Security Documents or any of the matters contemplated by the Security Documents, and shall not be liable to the Finance Parties for any of the consequences of such reliance.

(d)	With respect to its own participation in any of the Senior Liabilities, the Security Agent shall have the same rights and powers under and in respect of the Security Documents as though it was not also acting as agent and trustee for the Finance Parties. The Security Agent may, without liability to account, accept deposits from, lend money to and generally engage in any kind of banking or trust business with or for the Borrower as if it was not the agent and trustee for the Finance Parties.

(e)	The Security Agent shall accept without investigation, requisition or objection such title as any person may have to the undertaking, property and assets the subject of the Security Documents and shall not be bound or concerned to examine or enquire into nor be liable for any defect or failure in the title of any person whether such effect or failure was known to the Security Agent or might have been discovered upon examination or enquiry and whether capable of remedy or not nor for any failure on the part of the Security Agent to give notice to any third party or the Security Documents or otherwise perfect or register the security created by the Security Documents.

(f)	On the enforcement (whether successful or not) of all or any of the Security Documents, the Security Agent shall be entitled to deduct from the proceeds of each enforcement its costs, charges and expenses incurred in connection with such enforcement.

18.5	Exclusion of liability

Neither the Security Agent nor any of its directors, employees or agents shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with the Security Documents unless caused by its or their negligence or wilful misconduct. Any director, employee or agent of the Security Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

18.6	Responsibility for documentation

(a)	The Security Agent shall not be responsible for any statements, representations or warranties in the Security Documents or for any information supplied or provided or hereafter to be supplied or provided to or by the Security Agent in respect of any matter relating to the Security Documents or for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of such documents or of any other document referred to in any Finance Document or for the recoverability of any of the Senior Liabilities or any of the other sums to become due and payable pursuant to the Security Documents.

(b)	Each of the Finance Parties acknowledge that it will, independently and without reliance on the Security Agent and based on such documents and information as it shall deem appropriate at the time, make its own decisions in taking or not taking action under the Security Documents.

18.7	Indemnity to Security Agent

The Finance Parties agree to indemnify the Security Agent (to the extent not reimbursed by the Borrower) rateably according to their respective participations in the aggregate of the Senior Liabilities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Security Agent in its capacity as agent and trustee for the Finance Parties or in any way relating to or arising out of the Security Documents or any action taken or omitted by the Security Agent in enforcing or preserving the rights of the Finance Parties under the Security Documents provided that none of the Finance Parties shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Security Agent’s negligence or wilful misconduct.

18.8	Resignation of Security Agent

(a)	Subject to the appointment and acceptance of a successor Security Agent as provided below, the Security Agent may resign and, if required to do so in writing by the Finance Parties, will resign at any time by giving to the Finance Parties not less than 30 days’ notice of its intention to do so.

(b)	Upon receipt of a notice under paragraph (a) above, the Finance Parties shall appoint as successor Security Agent any person selected by the Finance Parties which is willing and able to act as such agent for the Senior Liabilities. If no such successor Security Agent selected by the Finance Parties shall have accepted such appointment within 30 days after such Security Agent’s giving of notice of resignation then the Security Agent shall have the right to appoint any reputable and experienced financial institution as successor Security Agent.

(c)	The appointment of any successor Security Agent under this Clause shall take effect upon notice of that appointment being given to the Finance Parties and the Borrower (on behalf of itself and the Finance Parties).

(d)	Upon notice being given under paragraph (c) above, the resigning Security Agent shall be discharged from any further obligation under the Finance Documents and its successor and each of the other parties to this Agreement and to the Security Documents shall have the same rights and obligations towards each other as they would have had if such successor had been a party to this Agreement and the Security Documents in place of the resigning Security Agent. The resigning Security Agent shall make over to its successor all such records as its successor may require to carry out its duties.

(e)	The Security Agent may from time to time in its sole discretion by notice to the Finance Parties and the Borrower (on behalf of itself and the Finance Parties) designate a different office in the United Kingdom from which its duties as the Security Agent will thereafter be performed.

18.9	Pingleton Share Pledge

The Security Agent agrees to release the Pingleton Share Pledge (BRE/Grosvenor) at such time as he Borrower may request on the condition that Pingleton, simultaneously with the release of the Pingleton Share Pledge (BRE/Grosvenor), enters into the Pingleton Share Pledge.

19	EVIDENCE AND CALCULATIONS

19.1	Accounts

Entries in accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

19.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

19.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

20	FEES AND INDEMNITIES

20.1	Arrangement fee and Term-out fee

The Borrower must pay to the Security Agent for the account of the Original Lender the fees in the amount and in the manner agreed in the Fee Letter between the Original Lender and the Borrower.

20.2	Other Indemnities

(a)	The Borrower must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by the Borrower to pay any amount due under a Finance Document on its due date;

(iii)	(other than by reason of default or negligence by that Finance Party) the Loan not being made after a Request has been delivered for the Loan;

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with this Agreement; or

(v)	any amount being received by a Finance Party in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	The Borrower must indemnify each Finance Party against any loss or liability incurred by it as a result of:

(i)	investigating any event which that Finance Party reasonably believes to be a Default; or

(ii)	acting or relying on any notice which that Finance Party reasonably believes to be genuine, correct and appropriately authorised.

20.3	Break Costs

(a)	The Borrower must pay to each Lender its Break Costs if a Loan or overdue amount is repaid or prepaid otherwise than on an Interest Payment Date applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Interest Period for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

(c)	Each Lender must supply to the Security Agent for the Borrower details of the amount of any Break Costs claimed by it under this Clause.

21	EXPENSES

21.1	Initial costs

The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees subject to any pre-agreed cap) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of the Finance Documents.

21.2	Subsequent costs

The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Borrower.

21.3	Enforcement costs

The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal and servicer’s fees) properly incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

22	AMENDMENTS AND WAIVERS

22.1	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Lenders (acting reasonably and after consultation with the Borrower) determine is necessary to reflect the change.

22.2	Amendments and waivers

(a)	Except as provided in this clause any term of the Finance Documents may be amended or waived with the agreement of the Borrower and the Security Agent (acting on the instructions of the Majority Lenders). The Security Agent may effect, on behalf of any Finance Party, any amendment or waiver allowed under this clause.

(b)	The Security Agent must promptly notify the other parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the parties.

22.3	Exception

An amendment or waiver which has the effect of changing or which relates to:

(a)	the definition of Majority Lenders;

(b)	an extension of the date for payment of any amount due under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in, or an extension of, any Commitment;

(e)	a change to an Obligor other than in accordance with the terms of the Finance Documents;

(f)	a release of any Security Document other than in accordance with the terms of the Finance Documents;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	clauses 2.2 (Nature of Lender’s rights and obligations), clause 23 (Changes to the Finance Parties) or this clause;

may only be made with the consent of all the Lenders.

22.4	No amendment or waiver

(a)	No amendment or waiver relating to the rights or obligations of any Finance Party may be effected without the consent of that Finance Party.

(b)	No amendment or waiver relating to the rights or obligations of the Counterparty may be effected without the consent of the Hedging Counterparty if the Hedging Counterparty is an Original Lender or an Affiliate.

22.5	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

23	CHANGES TO THE PARTIES

23.1	Assignments and transfers by Borrower

The Borrower must not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of the Security Agent.

23.2	Assignments by the Lenders

A Lender may assign all or any part of its rights under the Finance Documents without restriction.

23.3	Transfer by the Lenders

(a)	In addition to the Lender’s rights of assignment under Clause 23.2 (Assignment by the Lenders and subject to Clause 15.14 (Securitisation and Syndication)), a Lender may transfer (including by novation), in accordance with this Clause, all or any part of its rights and obligations under the Finance Documents:

(i)	in connection with a securitisation of the Facility, to a Qualifying Lender without restriction; and

(ii)	in connection with a syndication of the Facility, to a Qualifying Lender (other than a U.K. Non-Bank Lender or a Treaty Lender that is not a licensed bank in both its jurisdiction of incorporation and the place where its lending office is located) in consultation with the Borrower.

(b)	If a Lender (the Existing Lender) wishes to transfer all or any part of its rights and obligations under this Agreement to any person (the New Lender), such transfer may be effected by way of:

(i)	a novation by the delivery to the Borrower of a duly completed Transfer Certificate in accordance with the provisions of this Clause; or

(ii)	the New Lender confirming to the Security Agent and the Borrower in form and substance satisfactory to the Security Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(c)	For a novation, on the date specified in the Transfer Certificate:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(d)	The Borrower and each other Finance Party irrevocably authorises the Security Agent to execute any duly completed Transfer Certificate on its behalf.

(e)	The Security Agent shall promptly notify the Borrower of the execution on its behalf of any Transfer Certificate. The Security Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Security Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(f)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

23.4	Representatives

A Finance Party may act in relation to the Finance Documents through its personnel and agents and may appoint a servicer to act as its representative in connection with the Finance Documents.

24	DISCLOSURE OF INFORMATION

Each Lender and the Security Agent may disclose a copy of any Finance Document, any information about the Borrower, the Property, the Business, any Occupational Lease, any occupational tenant under any Lease Document, BRE/ Grosvenor, the Facility or any other information which it has acquired under or in connection with any Finance Documents (including, without limitation, all information provided by or on behalf of the Borrower under Clause 14.2 (Monitoring of Property)) to:

(d)	any of its Affiliates, delegates or sub-delegates or any person to, or through whom it sub-participates or assigns or transfers (or may potentially sub-participate or assign or transfer) any of its rights and/or obligations under the Finance Documents;

(e)	any other investors or potential investors (including any investors, sub-participant or Lenders) in any of its rights and/or obligations under the Finance Documents and any other person in relation to a securitisation of the Loan;

(f)	its professional advisers and the professional advisers of any other person referred to in paragraphs (a) and (b) above;

(g)	any rating agency and its professional advisers;

(h)	a stock exchange listing authority or similar body; and

(i)	a governmental, banking, taxation or other regulatory authority;

any information to be disclosed in relation to (a) and (b) above, shall be subject to the person to whom the information is to be given first agreeing to keep such information confidential.

The Lenders may also disclose to any person any information which is publicly available (other than as a result of a breach by a Finance Party of this Clause), and any information which it is required to disclose to such person under applicable law or regulation.

25	SET-OFF

A Lender may set off any matured obligation owed to it by the Borrower under the Finance Documents (to the extent beneficially owned by that Lender) against any obligation (whether or not matured) owed by that Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

27	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

28	NOTICES

28.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post or fax.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

28.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Security Agent on or before the date it becomes a Party.

(b)	The contact details of the Borrower for this purpose are:

Address:	c/o Strategic Hotels & Resorts
77 West Wacker Drive
Suite 4600
Chicago, Illinois
60601 USA
Fax number:	312 - 658 - 5799
Attention:	General Counsel/Treasurer.

(c)	The contact details of the Guarantor for this purpose are:

Address:	c/o Paul Hastings Janofsky & Walker
88 Wood Street
London
EC2V 7AJ
Fax number:	020 7796 2233
Attention:	Managing Partner.

(d)	The contact details of the Original Lender and the Security Agent for this purpose are:

Address:	Barclays Capital Mortgage Servicing Limited
5 The North Colonnade
Canary Wharf
London E14 4BB
Fax number:	020 7516 7671
Attention:	Gareth Allatt

(e)	Any Party may change its contact details by giving five Business Days’ notice to the Security Agent or (in the case of the Security Agent) to the other Parties.

(f)	Where a Finance Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

29	GOVERNING LAW

This Agreement is governed by English law.

30	LIMITATION OF LIABILITY

It is agreed that the personal liability of the Obligors under the Finance Documents other than under clause 20.1 (Arrangement Fee and Term-out Fee) and the Fees Letter shall be limited to the net proceeds of sale of all property and assets and the respective undertakings of the Obligors mortgaged, charged, pledged or assigned by any Security Documents.

31	ENFORCEMENT

31.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

31.2	Service of process

(a)	The Borrower irrevocably appoints the Guarantor as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Borrower must immediately appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PROPERTY

Land and Building.

The Headlease in respect of the Borrower and the Operating Lease in respect of the Guarantor as the context requires.

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

TO BE DELIVERED BEFORE THE REQUEST

PART ONE

1	BORROWER AND BRE/GROSVENOR

(a)	A copy of the constitutional documents of the Obligors, Pingleton, Lomar Holdco and BRE/Grosvenor.

(b)	A copy of a resolution of the board of directors of the Borrower, Pingleton, Lomar Holdco and BRE/Grosvenor approving the terms of, and the transactions contemplated by, the Finance Documents.

(c)	A specimen of the signature of each person authorised on behalf of the Borrower, Pingleton, Lomar Holdco and BRE/Grosvenor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document or other ancillary documents.

(d)	A certificate of an authorised signatory of the Borrower:

(i)	confirming that utilising the Total Commitments in full would not breach any limit binding on it; and

(ii)	certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(e)	Evidence required by the Lenders for the purpose of any know your customer requirements.

(f)	Confirmation in writing that the agent of the Borrower, Pingleton and BRE/ Grosvenor under the Finance Documents for service of process in England & Wales that it has accepted its appointment.

(g)	A certified copy of the Share Purchase Agreement.

(h)	A structure chart showing the ownership of the Obligors, Lomar Holdco, Pingleton and BRE/Grosvenor.

(i)	The Steps Plan and completion of all documents and approvals listed in it.

(j)	A certified copy of the Disclosure Letter.

(k)	Certified copies of the powers of attorney for Pingleton, BRE/Grosvenor, Lomar Holdco, the Guarantor and the Borrower.

2	VALUATION AND SURVEY

(a)	A copy of the Initial Valuation appropriately addressed to the Finance Parties (including a reinstatement valuation).

(b)	An appropriately addressed environmental report (including an environmental contamination and phase I assessment) and an appropriately addressed structural survey on the Property addressed to the Finance Parties.

3	INSURANCE

Evidence that the insurance cover in force in respect of the Building and Business complies with the terms of this Agreement and the necessary premiums have been paid, and a copy of the insurance policies (to the extent available).

4	PROPERTY

(a)	All title documents relating to the Borrower’s and Guarantor’s interests in the Property:

(i)	if any title document is at the Stamp Office, a copy of that document and an undertaking from the Borrower’s solicitors to deliver it to the Security Agent or its solicitors when received by the Borrower’s solicitors from the Stamp Office; or

(ii)	if any document is at the Land Registry, a certified copy of that document and a copy of a letter from the Obligor’s solicitors directing the registry to issue the relevant title documents to the Security Agent or its solicitors; or arrangements satisfactory to the Security Agent for them to be held for it by the Borrower’s solicitors.

(b)	The results of the Land Registry Searches in favour of the Security Agent on the appropriate forms against all of the registered titles comprising the Borrower’s and Guarantor’s respective interests in the Property and:

(i)	giving not less than 25 Business Days’ priority beyond the date of the Security Agreement; and

(ii)	showing no adverse entries.

(c)	An appropriately addressed certificate or report on the title to the Borrower’s and Guarantor’s prepared by Paul, Hastings, Janofsky & Walker (Europe) LLP, together with an appropriately addressed overview prepared by Berwin Leighton Paisner LLP.

(d)	Evidence that all Security Interests (other than the Security Documents) affecting the Obligor’s interests in the Property have been, or will be, discharged by the Utilisation Date and payment of all sums due to Barclays Bank PLC including any breakage costs in connection with the settlement of the facility agreement between, inter alia, Barclays Bank PLC, the Borrower and the Guarantor dated 15 October 2003.

(e)	All necessary Land Registry application forms in relation the charging of the Property in favour of the Security Agent (including a form to note the obligation to make further advances, a form to register the restriction contained in the Security Agreement and a form for disclosable overriding interests), duly completed, accompanied by payment of the applicable Land Registry fees.

(f)	All necessary Land Registry application forms in relation to the charging of the Property in favour of the Security Agent (including a form to note the obligation to make further advances, a form to register the restriction contained in the Guarantor Security Agreement and a form for disclosable overriding interests), duly completed, accompanied by payment of the applicable Land Registry fees.

(g)	Copies of all authorisations required in connection with the charging of the Property in favour of the Security Agent (if any).

(h)	A copy of a notice to the reversioner of the Headlease to the Security Agent, accompanied by payment of the appropriate registration fees.

(i)	A copy of a rent receipt showing due payment of the latest instalment of rent under the Headlease.

5	SECURITY AND OTHER FINANCE DOCUMENTS

(a)	The Security Agreement.

(b)	The Guarantor Security Agreement.

(c)	The Pingleton Security Agreement.

(d)	The Pingleton Share Pledge (BRE/Grosvenor)

(e)	The Share Pledge.

(f)	The Lomar Holdco Share Charge.

(g)	The Subordination Agreement.

(h)	Share certificates in the Guarantor and Lomar Holdco and duly executed stock transfer forms.

(i)	Completed forms 395 in respect of the Security Agreement, the Pingleton Security Agreement, the Pingleton Share Pledge (BRE/Grosvenor), the Guarantor Security Agreement the Lomar Holdco Share Charge and the Share Pledge.

(j)	A notice to each bank operating an Account, each party to the Share Purchase Agreement, and each party to the Tax Deed substantially in the agreed form set out in the Security Agreement, the Guarantor Security Agreement and the Pingleton Security Agreement.

(k)	Copies of the bank mandates for the Accounts.

6	MANAGER AND MANAGEMENT

(a)	A copy of the Management Agreement.

(b)	A consent from the Manager in relation to the sale of BRE/Grosvenor to Pingleton.

(c)	The Lender’s satisfaction with the arrangements to discharge the incentive management fee due under the Management Agreement on or prior to completion.

(d)	copies of the IHLC Agreement.

(e)	copies of all licences and certificates relating to the operation of Business.

(f)	the Non-Disturbance Agreement.

7	TAX

(a)	A copy of the VAT registration certificate for the Borrower.

(b)	Evidence that the Obligors have duly elected to waive exemption in relation to the Property before the date of this Agreement.

(c)	Evidence that the Borrowers has obtained the approval of HM Revenue & Customs Centre for non-Residents (as applicable) to the payment of rents by tenants without withholding tax.

8	OTHER DOCUMENTS AND EVIDENCE

(a)	The Hedging Strategy Letter.

(b)	Evidence of the payment of all outstanding arrangement fees and any outstanding fees of Berwin Leighton Paisner LLP, Arendt & Medernach and the Valuer or authorisation in the request for their deduction from the first Utilisation.

(c)	A copy of the completion statement under the Share Purchase Agreement.

(d)	Legal opinion from

(i)	Berwin Leighton Paisner LLP; and

(ii)	Arendt & Medernach, legal advisers to the Finance Parties in Luxemburg.

(e)	A copy of any other authorisation or other document, opinion or assurance which the Security Agent has notified the Borrower before the first Utilisation Date is necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART TWO

Conditions Subsequent

1.	To be delivered within 7 days of Pingleton acquiring the entire issued share capital of the Borrower

(a)	The Pingleton Share Pledge.

(b)	A copy of a resolution of the board of directors of Pingleton approving the terms of the Pingleton Share Pledge.

(c)	A legal opinion from Arendt & Medernach in respect of the Pingleton Share Pledge.

(d)	Completed forms 395 in respect of the Pingleton Share Pledge.

2.	To be delivered within 14 days of the date of this Agreement

(a)	Evidence to the Lender’s satisfaction that the insurance cover in force in respect of the Building and the Business has been amended to reflect the declared valued of £55,000,000 and that the certificates have been amended naming the Security Agent as co-insured and naming Barclays Bank PLC and the Security Agent in the insured column for Material Damage.

(b)	Evidence that proper notification of the Obligors’ election to waive exemption in relation to the Property was received by HM Revenue & Customs.

SCHEDULE 3

MANDATORY COSTS

(a)	The Mandatory Cost is an addition to the interest rate to compensate lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

(b)	On the first day of each Interest Period (or as soon as possible thereafter) the agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

(c)	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the agent this percentage will be certified by that Lender in its notice to the agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

(d)	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Security Agent as follows:

per cent. per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the relevant Loan is an Unpaid Sum, the additional rate of interest specified in clause 6.3(Interest on overdue amounts)) payable for the relevant Interest Period on that Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent (as set out below) and expressed in pounds per £1,000,000.

For the purposes of this schedule:

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

“Participating Member State” means any member of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(e)	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). a negative result obtained by subtracting D from B shall be taken as zero. the resulting figures shall be rounded to four decimal places.

(f)	If requested by the Security Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Security Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

(g)	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Security Agent of any change to the information provided by it pursuant to this paragraph.

(h)	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Security Agent based upon the information supplied to it pursuant to this schedule and on the assumption that, unless a Lender notifies the Security Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(i)	The Security Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to this schedule is true and correct in all respects.

(j)	The Security Agent shall distribute the additional amounts received as a result of the mandatory cost to the lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to this schedule.

(k)	Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

(l)	The Security Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 4

FORM OF REQUEST

To:	BARCLAYS BANK PLC as Original Lender

From:	[ ]

Date:	[ ]

[BORROWER] – £[AMOUNT] Facility Agreement

dated [                    ], 2006 (the Agreement)

(a)	We refer to the Agreement. This is a Request.

(b)	We wish to borrow [a Loan/Loans] on the following terms:

(i)	Utilisation Date: [being a Business Day falling within the Availability Period].

(ii)	Amount: [ ]. Interest Period (1) month.

(iii)	Amount: [ ]. Interest Period (3) months.

(c)	Our payment instructions are:

[

(d)	We confirm that each condition precedent and condition subsequent (as appropriate) under the Agreement which must be satisfied on the date of this Request is so satisfied to the extent not waived by the Security Agent.

(e)	[We confirm that you may deduct from the Loan (although the amount of the Loan will remain the amount requested above):

(i)	[[amount to refinance the existing Barclays facility—being principal, interest and break costs, amount to be confirmed]

(ii)	stamp duty land tax;

(iii)	the outstanding balance of the arrangement fee being £[ ];]

(iv)	Berwin Leighton Paisner LLP’s fees;

(v)	the fees of the Valuer;

(iv)	the fees of the Finance Parties; and

(vi)	Land Registry fees.]

(f)	This Request is irrevocable.

By:

[BORROWER]

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

This transfer certificate relates to a Facility Agreement dated [*] and made between, among others, (1) Barclays Bank PLC and (2) [NEWCO] in respect of a Sterling term loan facility (the Facility Agreement, which term shall include any amendments or supplements to it). This is a Transfer Certificate.

Terms defined and references construed in the Facility Agreement shall have the same meanings and construction in this Transfer Certificate.

(a)	*[insert full name of Existing Lender] (the Existing Lender) transfers by novation to *[insert full name of New Lender] (the New Lender) the Existing Lender’s rights and obligations [referred to in the Schedule to this Transfer Certificate] in accordance with clause 21 of the Facility Agreement by signing this Transfer Certificate.

(b)	This executed Transfer Certificate will take effect in accordance with the provisions of clause 21 of the Facility Agreement on *[insert date of transfer].

(c)	The New Lender:

(i)	[represents and warrants that as at the date of this Transfer Certificate it is a [Qualifying Lender];]

(ii)	confirms that it has received a copy of the Facility Agreement together with such other documents and information as it has requested in connection with this transaction;

(iii)	confirms that it has not relied and will not rely on the Existing Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information;

(iv)	agrees that it has not relied and will not rely on the Existing Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Finance Documents; and

(v)	[confirms that its lending office is in the United Kingdom.]

(d)	The Existing Lender does not:

(i)	make any representation or warranty or assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents; or

(ii)	assume any responsibility for the financial condition of the Borrower or any other party to the Finance Documents or any other document or for the performance and observance by the Borrower or any other party to the Finance Documents or any other document of its or their obligations and any and all conditions and warranties, whether express or implied by law or otherwise, are excluded.

(e)	The New Lender confirms that its lending office and address for notices for the purposes of the Facility Agreement are as set out in the schedule to this Transfer Certificate.

(f)	The Existing Lender gives notice to the New Lender (and the New Lender acknowledges and agrees with the Existing Lender) that nothing in any Finance Document requires the Existing Lender to:

(i)	accept a re-transfer from the New Lender of any of the rights and obligations assigned or transferred under clause 23 (changes to parties) of the Facility Agreement; or

(ii)	support any losses incurred by the New Lender by reason of non-performance by the Borrower of its obligations under any Finance Document or otherwise.

(g)	This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by way of novation

[All of the Existing Lender’s rights and obligations under the Finance Documents.]

Administrative details of New Lender

*[insert full name of New Lender]

lending office	Address for notices
*[address]
Attention:
Telex:
Answerback:
Fax:

[EXISTING LENDER]	[NEW LENDER]

By:	By:

BARCLAYS CAPITAL MORTGAGE SERVICING LIMITED

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Barclays Capital Mortgage Servicing Limited

From:	[BORROWER]

Date:	[ ]

[BORROWER] - [£][AMOUNT] Facility Agreement

dated [                    ], 2006 (the Agreement)

(a)	We refer to the Agreement. This is a Compliance Certificate.

(b)	We confirm that as at [15 January 2007/15 April 2007/15 July 2007/15 October 2007/the relevant Interest Payment Date] we are in compliance of our obligations under Clause 16.12 (Actual Interest Cover) of the Agreement.

(c)	We set out below calculations establishing the figures in paragraph 2 above:

Actual Interest Cover: (as determined in accordance with the definition of Actual Interest Cover)

X%

(d)	We confirm that no Event of Default is outstanding as at [15 January 2007,/15 April 2007/15 July 2007/15 October 2007/the relevant Interest Payment Date].[1]

[BORROWER]

By:

[1]	If this statement cannot be made, the certificate should identify any Event of Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 7

ROLL-OVER NOTICE

To:	Barclays Capital Mortgage Servicing Limited

From:	[BORROWER]

Date:	[ ]

[BORROWER] - [£][AMOUNT] Facility Agreement

dated [            ], 2006 (the Agreement)

(a)	We refer to the Agreement. This is a Roll-over Notice.

(b)	We confirm that on the next Roll-over Date which is [ ] 2006.

(v)	We intend to prepay the sum of £[ ] which is a [one/three] months loan [and £[ ] which is a three month loan].

(vi)	We request you to allocate the sum of £[ ] which is [the whole][part] of the existing [one/three] month loan to [the existing][a][three/one] month loan.

(vii)	We request you to divide the existing [one/three] month loan as follows: [ ]

(c)	We confirm that no Event of Default is outstanding at the relevant Roll-over Date.

[BORROWER]

By:

SCHEDULE 8

FORM OF TERM OUT NOTICE

To:	Barclays Capital Mortgage Servicing Limited

From:	[BORROWER]

Date:	[ ]

[BORROWER] - [£][AMOUNT] Facility Agreement

dated [            ], 2006 (the Agreement)

(a)	We refer to the Agreement. This is a Term-out Notice.

(b)	We confirm that as at the date of receipt of this Notice we are in compliance of our obligations under Clause 4.4 (Term-out option and amortisation) of the Agreement.

(c)	We confirm that no Event of Default is outstanding as at the date of service of this notice..

[BORROWER]

By:

SCHEDULE 9

AMORTISATION SCHEDULE

Interest Payment Date	Repayment Instalment
15 January 2010	£1,030,000
15 July 2010	£1,030,000
15 January 2011	£1,030,000
15 July 2011	£1,030,000
15 January 2012	£1,030,000
15 July 2012	£1,030,000
15 January 2013	£1,030,000
15 July 2013	£1,030,000

SCHEDULE 10

Net Operating Income

SIGNATORIES

Borrower		In the presence of:

GROSVENOR SQUARE HOTEL S.A.R.L.

By:	/s/ Charles Etonde	Witness Signature:	/s/ Clause Feyereisen
	Charles Etonde	Witness Name:	Clause Feyereisen
	Authorized Attorney	Witness Address:	7, Rue Gelle, L-1620, Luxembourg
		Witness Occupation:	Attorney

Original Lender

BARCLAYS BANK PLC

By:	/s/ Andrew J. Watson

Security Agent

BARCLAYS CAPITAL MORTGAGE SERVICING LIMITED

By:	/s/ Stephen Northage

Guarantor

LOMAR HOTEL COMPANY LIMITED

By:	/s/ Charles Etonde
Charles Etonde
Authorized Attorney